UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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AdvanSix Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023	Proxy Statement
and Notice of Annual Meeting of Stockholders

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
April 28, 2023

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of AdvanSix Inc. (the "Annual Meeting"), which will be held at 9:00 a.m. on Thursday, June 15, 2023. The Annual Meeting will be a completely virtual meeting conducted via live audio webcast to enable our stockholders to participate remotely from any location. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ASIX2023. See “Attendance at the Virtual Annual Meeting” in the proxy statement for additional information regarding how to attend and participate at the Annual Meeting.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. You will be asked to elect directors, to ratify the appointment of the independent accountants, to cast an advisory vote to approve executive compensation, and to cast an advisory vote on the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote “FOR” each of the director nominees named in Proposal 1, "FOR" Proposals 2 and 3, and for a frequency of "1 YEAR" for Proposal 4:

Proposal 1: Election of eight Director Nominees to the Board of Directors

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants

Proposal 3: Advisory Vote to Approve Executive Compensation

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the Internet, by telephone, by completing and returning a proxy card or voting instruction form or by scanning the QR code provided on the Notice of Internet Availability of Proxy Materials, the next page in the Notice of Annual Meeting of Stockholders or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and the proxy card.

On behalf of the Board of Directors, thank you for your continued support of AdvanSix.

Sincerely,

Michael L. Marberry	Erin N. Kane
Chair of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 DATE: Thursday, June 15, 2023
TIME: 9:00 a.m. Eastern Time
LOCATION: Virtual meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/ASIX2023
RECORD DATE: Close of business on April 21, 2023

Meeting Agenda:
•Election of the eight director nominees to the Board of Directors;
•Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2023;
•An advisory vote to approve executive compensation;
•An advisory vote on the frequency of future advisory votes to approve executive compensation;
•Transact any other business that may properly come before the meeting.
Important Notice of Internet Availability of Proxy Materials
The Securities and Exchange Commission’s “Notice and Access” rule enables AdvanSix to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Stockholders. The Notice contains instructions on how to access our Proxy Statement and 2022 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. We encourage stockholders to vote promptly as this will save the expense of additional proxy solicitation. Stockholders of record on the record date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning
In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote your shares online by scanning the QR code above. You will need the 16-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.
How to Attend the 2023 Virtual Annual Meeting: To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ASIX2023, you must enter the 16-digit control number on your Notice of Internet Availability or proxy card. At the virtual Annual Meeting, you will have the opportunity to vote, ask questions and examine our stockholder list by following the instructions provided on the meeting website. Whether or not you plan to attend the virtual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described above.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 28, 2023.

By Order of the Board of Directors,
 Achilles B. Kintiroglou
Senior Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This proxy statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) for use at the Annual Meeting of Stockholders (the "Annual Meeting") of AdvanSix Inc. (“AdvanSix” or the “Company”) to be held on Thursday, June 15, 2023. See Appendix A for information regarding forward-looking statements and non-GAAP measures presented in this proxy statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office for our nine directors will expire at the Annual Meeting, and eight of the directors have been nominated for reelection for a one-year term. Mr. Michael Marberry, who has served as director and Board Chair since 2016, will be retiring from his Board position effective as of the Annual Meeting. As a result, Mr. Marberry has not been renominated and, effective as of the Annual Meeting, the size of the Board will be reduced from nine to eight directors. The Board extends its appreciation for Mr. Marberry's service as founding Board Chair and director for nearly seven years. Effective at the Annual Meeting, Mr. Todd Karran will succeed Mr. Marberry as the new Board Chair.

Our Board has nominated the eight director nominees for re-election as directors to serve a term expiring at the 2024 Annual Meeting of Stockholders and, in each case, until their respective successor has been duly elected and qualified.

We do not know of any reason why any nominee would be unable to serve as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with our By-laws. AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The Nominating and Governance Committee is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The Committee believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to their service on the Board and its Committees.

KEY STATISTICS ABOUT OUR DIRECTOR NOMINEES
7 of 8	50%	100%	100%	58 years
Independent	Gender/Ethnic Diversity	Senior Leadership Experience	Chemicals Industry and Operations, ESG, HS&E Experience	Average Age

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Listed below are other key experiences, qualifications, attributes and skills of our director nominees that are relevant and important in light of AdvanSix’s businesses and structure:

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, human capital management, compliance, risk management, mergers and acquisitions, and leadership development.

Industry Experience Experience in our industry enables a better understanding of the issues facing the Company’s business as well as risk management.

Operations, ESG, HS&E and Sustainability Experience

Experience with the operations of a manufacturing facility and Environmental, Social and Governance ("ESG") topics, including health, safety, and environmental ("HS&E") and sustainability matters, provides critical perspective in understanding and evaluating operational planning, management, and risk mitigation.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating performance and to ensure accurate financial reporting and robust controls. Our directors have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries Experience

AdvanSix is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Public Company Board Experience

Service as an executive officer, as well as on the boards and board committees, of public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting and succession planning.

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Experience, Expertise or Attributes	Erin N. Kane	Michael L. Marberry*	Farha Aslam	Darrell K. Hughes	Todd D. Karran	Gena C. Lovett	Daniel F. Sansone	Sharon S. Spurlin	Patrick S. Williams
Senior Leadership	·	·	·	·	·	·	·	·	·
Industry	·		·	·	·		·	·	·
Operations, ESG, HS&E and Sustainability	·	·	·	·	·	·	·	·	·
Financial	·	·	·	·	·	·	·	·	·
Regulated Industries	·	·	·			·	·	·	·
Public Company Board	·	·	·	·	·	·	·	·	·
CEO Experience	·	·		·	·				·
Demographics
Race/Ethnicity
Black/African American						·
Asian/Pacific Highlander			·
White/Caucasian	·	·		·	·		·	·	·
Hispanic/Latino
Native American
Gender
Male		·		·	·		·		·
Female	·		·			·		·
Independent Director		·	·	·	·	·	·	·	·
*Mr. Marberry is not standing for reelection at the Annual Meeting.

The Nominating and Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors. See “Director Independence” on page 13 of this proxy statement.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

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NOMINEES FOR ELECTION

Erin N. Kane
Ms. Kane (46) has been President and Chief Executive Officer and a director of AdvanSix since the spin-off on October 1, 2016. Prior to joining AdvanSix, Ms. Kane served as Vice President and General Manager of Honeywell Resins and Chemicals since October 2014. She joined Honeywell in 2002 as a Six Sigma Blackbelt of Honeywell’s Specialty Materials business. In 2004, she was named Product Marketing Manager of Honeywell’s Specialty Additives business. From 2006 until 2008, Ms. Kane served as Global Marketing Manager of Honeywell’s Authentication Technologies business, and in 2008 she was named Global Marketing Manager of Honeywell’s Resins and Chemicals business. In 2011, she was named Business Director of Chemical Intermediates of Honeywell’s Resins and Chemicals business. Prior to joining Honeywell, Ms. Kane held Six Sigma and process engineering positions at Elementis Specialties and Kvaerner Process.

Ms. Kane serves on the Boards of Directors of the Chemours Company (NYSE: CC), and the American Chemistry Council. She served on the Board of Directors of the American Institute of Chemical Engineers (AIChE) from 2019 through 2021. Ms. Kane brings to the Board her extensive leadership experience as well as knowledge of AdvanSix’s business, industry, and operations/HSE and sustainability.

Farha Aslam

Ms. Aslam (54) is a Managing Partner at Crescent House Capital, an investment and strategic advisory firm she founded that focuses on the agriculture, energy, and food processing industries. Ms. Aslam has worked in the finance industry since 1996. Prior to founding Crescent House in 2019, she was Managing Director at Stephens Inc. from 2004 until 2018, where she led the firm’s Food and Agribusiness equity research team and built a top-tier research franchise that spanned the grain, ethanol, protein, and packaged food sectors and successfully positioned several lead managed equity offerings and debt financings. Previously, Ms. Aslam was a vice president at Merrill Lynch and a risk management advisor at UBS. Ms. Aslam serves on the boards of directors of Green Plains Inc. (Nasdaq: GPRE), Pilgrim’s Pride Corporation (Nasdaq: PPC); and Calavo Growers, Inc. (Nasdaq: CVGW). Ms. Aslam graduated from the University of California with a B.A. degree in Economics. She holds a Master of Business Administration degree from Columbia University.

Ms. Aslam brings to the Board extensive experience with senior leadership, business strategy, public company governance, as well as financial and accounting expertise.

Ms. Aslam has served as a director of AdvanSix since December 2021.

Board Committees*: Audit; Compensation and Leadership Development

* The composition of certain Board Committees changed effective June 15, 2022 and September 28, 2022, and will change effective as of the Annual Meeting. See below on pages 9-10 under “Board Committees” for additional information.

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Darrell K. Hughes

Mr. Hughes (57) has been President and Chief Executive Officer of Aurora Plastics, an innovative company specializing in high quality rigid and cellular foam PVC compounds, since 2016. From 2010 until 2016, he served as Vice President and General Manager of Avery Dennison’s Materials Group, a global leader in labeling and packaging materials and graphics and reflective solutions. From 2007 until 2010, he was the President and General Manager of SABIC Innovative Plastics’ specialty film and sheet division. Prior to joining SABIC Innovative Plastics, Mr. Hughes held various positions at General Electric, including General Manager of specialty films and sheets from 2006 until 2007, General Manager of RTV & Elastomers in General Electric’s silicone division from 2003 until 2006 and General Manager of global business development and mergers and acquisitions from 1999 until 2003. Mr. Hughes has also held positions at Engelhard Corporation, Deloitte & Touche Consulting Group and Air Products.

Mr. Hughes brings to the Board the operational and financial expertise gained through nearly 30 years of holding senior management and leadership positions at a number of public companies, as well as experience in the chemicals industry, including strategy development and growth, and mergers and acquisitions.

Mr. Hughes has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees*: Audit; Health, Safety and Environmental

Todd D. Karran
Mr. Karran (58) has served as the Chief Executive Officer Petrochemicals of Inter Pipeline, an energy infrastructure business engaged in the transportation, processing and storage of energy products across Western Canada and Europe, since May 2022. He was formerly the President and Chief Executive Officer of NOVA Chemicals, a leading producer of polyethylene and expandable styrenics, from 2015 until his retirement in August 2020. Prior to that, he served as Senior Vice President and Chief Financial Officer of NOVA Chemicals from 2009 until 2016. Mr. Karran joined NOVA Chemicals in 1985 and held various other positions since then, including management, accounting and financial roles such as Vice President and Controller, Tax Compliance Specialist and Manager of Financial Services. From 2006 until 2007, he served as NOVA Chemicals’ Vice President and Chief Information Officer. From 2007 until 2009, he served as NOVA Chemicals’ Treasurer and Vice President of Corporate Development.

Mr. Karran was a director of NOVA Chemicals from 2015 through August 2020. He brings to the Board the leadership, management oversight and financial experience gained through his roles as a director of and in various senior management leadership roles at NOVA Chemicals, with extensive chemicals industry experience including operations/HSE and sustainability, global business, as well as strategy development and growth.

Mr. Karran has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.
Board Committees*: Compensation and Leadership Development; Health, Safety, and Environmental

Gena C. Lovett , Ph.D.

Dr. Lovett (60) recently successfully defended for a Ph.D. in Values Driven Leadership at Benedictine University. Dr. Lovett previously was the Vice President, Operations, Defense, Space and Security, of The Boeing Company, a manufacturer of airplanes, between July 2015 and June 2019. She served as Global Chief Diversity Officer between January 2012 and June 2015, and as Director, Manufacturing, Forgings, between July 2007 and January 2012, of Alcoa Corporation, a manufacturer of aluminum. She served in numerous roles with Ford Motor Company, a manufacturer of cars and trucks, between April 1992 and June 2007, including as Plant Manager, New Model Programs. She received a B.A. degree from The Ohio State University, a M.B.A. degree from Baker Center for Graduate Studies, and a M.Sc. from Benedictine University. Dr. Lovett is a director of Trex Company, Inc. (Nasdaq: TREX) and QuantumScape Corporation (NYSE: QS).

Dr. Lovett brings to the Board extensive experience with senior leadership, business strategy, public company governance, as well as management oversight, including operations/HS&E.

Dr. Lovett has served as a director of AdvanSix since September 2021.

Board Committees*: Health, Safety, and Environmental; Nominating and Governance
* The composition of certain Board Committees changed effective June 15, 2022 and September 28, 2022, and will change effective as of the Annual Meeting. See below on pages 9-10 under “Board Committees” for additional information.

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Daniel F. Sansone

Mr. Sansone (70) was Executive Vice President of Strategy for Vulcan Materials Company, a producer of construction aggregates, ready-mixed concrete, asphalt mix and cement, prior to his retirement at the end of 2014. Prior to that, he served as Vulcan Materials' Chief Financial Officer from 2005 until 2014. Mr. Sansone joined Vulcan Materials in 1988 and held various positions there, including Corporate Controller and Vice President of Finance. From 2001 until 2005, Mr. Sansone served as the President of Vulcan Materials’ Southern and Gulf Coast Division. From 1997 until 2001, he served as President of Vulcan Gulf Coast Materials. Before joining Vulcan Materials, Mr. Sansone held positions domestically and internationally at Monroe Auto Equipment, FMC Corporation and Kraft Inc. Mr. Sansone is a director of Ingevity Corporation (NYSE: NGVT). He also serves on various non-profit boards.

Mr. Sansone brings to the Board over 40 years of senior leadership, general management and financial and accounting experience as both an executive officer and board member of public companies, as well as experience with mergers and acquisitions, and regulated industries.

Mr. Sansone has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

Board Committees*: Audit; Health, Safety and Environmental

Sharon S. Spurlin
Ms. Spurlin (58) has been Senior Vice President and Treasurer of Plains All American Pipeline L.P., an energy infrastructure and logistics company, since 2014. She joined Plains All American Pipeline L.P. in 2002 as its director of Internal Audit. From 2007 until 2009, Ms. Spurlin served as Plains All American Pipeline L.P.’s Assistant Treasurer. From 2009 until 2014, she served as both PetroLogistics L.P. and PL Midstream’s Senior Vice President and Chief Financial Officer. Ms. Spurlin has also held various positions at American Ref-Fuel Company and Arthur Andersen.

Ms. Spurlin is a director of Smart Sand Inc. (Nasdaq: SND), a supplier of industrial sand to the energy industry. She brings to the Board her corporate governance and financial expertise, including in financial reporting, accounting, capital markets and controls, as well as senior leadership experience in the chemicals industry, operations/HS&E, ESG and sustainability, regulated industries, risk management, and public companies.

Ms. Spurlin has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.
Board Committees*: Audit; Nominating and Governance

Patrick S. Williams
Mr. Williams (58) has served as President and CEO and as a director of Innospec Inc. (Nasdaq: IOSP), an international specialty chemicals company, since 2009. Prior to holding this position, Mr. Williams was Executive Vice President and President, Fuel Specialties from 2005 to 2009 and in addition assumed responsibility for the global Performance Chemicals business in 2008. Prior to 2005, he served as Chief Executive Officer for the Fuel Specialties business in the Americas, having held a number of senior management and sales leadership roles in that business since 1993.

Mr. Williams has served as a director of Innospec Inc. since 2009. Mr. Williams brings to the Board the senior leadership, business strategy, management oversight, and public company governance experience gained through his role as a President and Chief Executive Officer and board member of Innospec Inc., with extensive chemicals industry experience including mergers and acquisitions, operations/HS&E and sustainability, and strategy development and growth.

Mr. Williams has served as a director of AdvanSix since February 25, 2020.
Board Committees*: Compensation and Leadership Development; Nominating and Governance
* The composition of certain Board Committees changed effective June 15, 2022 and September 28, 2022, and will change effective as of the Annual Meeting. See below on pages 9-10 under “Board Committees” for additional information.

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CORPORATE GOVERNANCE

AdvanSix is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board.

KEY CORPORATE GOVERNANCE DOCUMENTS Please visit our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”) to view the following documents:

•Certificate of Incorporation and By-laws
•Corporate Governance Guidelines
•Code of Business Conduct
•Board of Directors Code of Ethics Guidelines
•Committee Charters

These documents are available free of charge on our website or by writing to AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, c/o Corporate Secretary. Our Code of Business Conduct (the "Code of Conduct") applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees, and our Board of Directors Code of Ethics Guidelines (the "Board Code of Ethics") applies to our directors. Amendments to, or waivers of, the Code of Conduct and the Board Code of Ethics granted to any of our directors or executive officers, as applicable, will be disclosed on our website.

BOARD OF DIRECTORS

The primary functions of our Board of Directors are:

•to oversee the affairs of the Company and management performance on behalf of stockholders;
•to ensure that the long-term interests of the stockholders are being served;
•to monitor adherence to AdvanSix standards and policies;
•to promote the exercise of responsible corporate citizenship; and
•to perform the duties and responsibilities applicable to the members of our Board under the laws of Delaware, AdvanSix’s state of incorporation.
Board Meetings

During 2022, the Board held five meetings and the Board committees collectively held 19 meetings. During 2022, all of the directors then serving attended 100% of the meetings of the Board and all Committees of the Board on which each such director served.

Board Leadership Structure

Our Board of Directors has adopted Corporate Governance Guidelines which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Corporate Governance Guidelines provide that the positions of Board Chair and Chief Executive Officer are to be held by separate individuals. Mr. Marberry currently serves as Independent Chair of the Board who, in accordance with the Corporate Governance Guidelines, meets the independence requirements established by the NYSE. Mr. Marberry will be retiring from his Board position effective as of the Annual Meeting and, as a result, has not been renominated. Effective at the Annual Meeting, Mr. Karran will succeed Mr. Marberry as Independent Chair of the Board. Mr. Karran meets the independence requirements established by the NYSE in accordance with the Corporate Governance Guidelines. The Chair, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as chair at all Board meetings, and serves as liaison between management and the other independent members of the Board to provide feedback from executive sessions and to call and preside at meetings of the independent directors when necessary and appropriate.

We believe that the current Board leadership structure is an appropriate structure and in the best interests of the Company and its stockholders at this time. The sharing of responsibilities allows, on the one hand, the Chief Executive Officer to focus her energy on strategy and management of the Company and its operations, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

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Board Practices and Procedures

•The Board’s Committees—the Audit Committee, the Compensation and Leadership Development Committee (the "C&LD Committee"), the Nominating and Governance Committee, and the Health, Safety, and Environmental Committee, which was formerly known as the Health, Safety, Environmental and Sustainability Committee (the "HS&E Committee")—undertake, as applicable, extensive analysis and review of the Company’s activities in key areas such as financial reporting, risk management, internal controls, compliance, corporate governance, cybersecurity, leadership development, succession planning, executive compensation, environmental, social and governance ("ESG") topics, including HS&E and sustainability matters.
•The Board and its Committees perform an annual review of its priorities and calendarized agenda of topics to be considered for each meeting. During that review, each Board and Committee member is free to raise topics that are not on the agenda and to suggest items for inclusion on future agendas.
•Each director is provided, in advance, written material to be considered at each meeting of the Board and has the opportunity to provide comments and suggestions.
•The Board and its Committees provide feedback to management and management answers questions raised by the directors during Board and Committee meetings.
•Special meetings of the Board may be called by the Board Chair, by the Chief Executive Officer or by a majority of the independent directors.
•The Board establishes its governance goals on an annual basis and utilizes the goals as the basis for agenda topics for meetings throughout the year.

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BOARD COMMITTEES
The Board currently has the following Committees: the Audit Committee, the C&LD Committee, the Nominating and Governance Committee, and the HS&E Committee. Effective January 1, 2023, the Board shifted oversight of sustainability, government relations and public policy matters to the Nominating and Governance Committee. As a result, the Board changed the name of the Health, Safety, Environmental and Sustainability Committee to the Health, Safety and Environmental Committee. Each Committee consists entirely of independent directors. Each Committee operates under a written charter which is available on our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”).

	Members (1)	Primary Responsibility	2022 Meetings
Audit Committee	Mr. Sansone*	•Overseeing our financial reporting process (including systems of internal accounting and financial controls);	6
	Ms. Aslam	•Overseeing compliance with legal and regulatory requirements including regular review of integrity and compliance incident reporting, as applicable;
	Mr. Hughes	•Reviewing qualifications and independence of our independent accountants;
	Ms. Spurlin	•Overseeing our independent accountants' annual audit of our financial statements;
•Overseeing enterprise risk management and performance of our internal audit function;
•Overseeing ESG matters including disclosure of human capital management and related metrics;
•Overseeing cybersecurity and security of Company data and information; and
•Reviewing and approving certain reports required by SEC rules and regulations.
Compensation and Leadership Development Committee	Mr. Karran*	•Establishing and periodically reviewing our compensation philosophy;	5
	Ms. Aslam	•Evaluating the performance of our Chief Executive Officer including determining and approving compensation; and overseeing the performance, development and retention of senior management;
	Mr. Williams	•Reviewing and approving the compensation of our other executive officers, as well as evaluating Board compensation;
•Overseeing the executive succession planning process, including emergency succession planning;
•Overseeing the administration and determination of awards under our compensation plans;
•Overseeing human capital management and ESG matters relating to leadership development and equity, diversity and inclusion ("ED&I") initiatives; and
•Reviewing and approving any report on executive compensation required by the rules and regulations of the SEC.
Nominating and Governance Committee	Ms. Spurlin*	•Overseeing our corporate governance practices and related matters;	4
	Dr. Lovett	•Adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for Board membership;
	Mr. Williams	•Identifying, reviewing and recommending individuals for election to the Board;
•Reviewing and making recommendations to our Board regarding the structure of our various Board Committees;

•Overseeing policies, performance and goals in the areas of corporate social responsibility and sustainability including governance practices associated with ESG matters including that applicable Committees and/or the Board are chartered with appropriate oversight and responsibilities, as needed;

•Overseeing integrity and compliance incident reporting;
•Overseeing public policy and governmental relations matters; and
•Overseeing our annual Board and Committee self-evaluations.
Health, Safety and Environmental Committee	Dr. Lovett*	•Overseeing and providing guidance on HS&E, process safety management and related programs;	4
	Mr. Hughes	•Reviewing effectiveness of HS&E management systems, reporting processes and systems of internal controls to ensure compliance with applicable regulations and laws and Company policies and procedures;
	Mr. Karran	•Overseeing risk management programs relating to HS&E.
Mr. Sansone
* Chairperson
(1) Our Board has determined that (i) all the committee members of each of the Audit Committee, the C&LD Committee, the Nominating and Governance Committee and the HS&E Committee are independent for purposes of applicable NYSE listing standards and Securities and Exchange Commission ("SEC") rules as well as applicable Committee charters, and (ii) each of the Audit Committee members satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated each of Mr. Sansone, Ms. Aslam and Ms. Spurlin as an SEC defined “audit committee financial expert.”

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The Board adopted the following changes to Committee composition, effective June 15, 2022:
•Mr. Sansone succeeded Mr. Huck as Chair of the Audit Committee, was appointed to the HS&E Committee, and ceased serving on the C&LD Committee;
•Mr. Karran was appointed to serve as Chair of the C&LD Committee;
•Dr. Lovett was appointed to serve as Chair of the HS&E Committee; and
•Ms. Spurlin was appointed to serve on the Audit Committee and ceased serving on the HS&E Committee.

The Board adopted the following changes to Committee composition, effective September 28, 2022:
•Mr. Williams was appointed to the Nominating and Governance Committee and ceased serving on the HS&E Committee; and
•Mr. Hughes was appointed to serve on the HS&E Committee and ceased serving on the Nominating and Governance Committee.

Mr. Michael Marberry, who has served as director and Board Chair since 2016, will be retiring from his Board position effective as of the Annual Meeting. As a result, Mr. Marberry has not been renominated and, effective as of the Annual Meeting, the size of the Board will be reduced from nine to eight directors.

The Board has adopted the following changes to the Board and Committee composition, effective at the Annual Meeting:
•Mr. Karran will serve as Independent Chair of the Board of Directors and will no longer serve on any Committees;
•Mr. Hughes will serve on the C&LD Committee and will cease serving on the Audit Committee;
•Ms. Spurlin will serve as Chair of the C&LD Committee and will cease serving on the Nominating and Governance Committee;
•Ms. Aslam will serve on the Nominating and Governance Committee and will cease serving on the C&LD Committee; and
•Mr. Williams will serve as Chair of the Nominating and Governance Committee.

Board Committee Oversight of Environmental, Social and Governance Matters

The Board exercises oversight with respect to Environmental, Social and Governance (ESG) matters including (i) ensuring that the Nominating and Governance Committee conducts a periodic assessment of ESG categories to confirm they are appropriately captured within the chartered responsibilities of applicable Committees; (ii) a periodic assessment of ESG-related matters escalated by applicable Committees, from time to time, for full Board oversight; and (iii) a periodic evaluation of applicable ESG-related enterprise risk management considerations. Each Committee plays an important role in assisting the Board with its ESG oversight responsibilities. The following graphic shows the ESG responsibilities assigned to each Committee.

	Environmental			Social						Governance
Committee	HS&E and Process Safety	Regulatory	Climate	Corp Social Resp. & Sustain.	ED&I	Human Capital Management	Leadership Dev	Executive Succession Planning	Gov't Rel.	Cyber	ERM	ESG Metrics	Business Conduct Incident Reviews	Board Composition
HS&E
C&LD
Audit
Nom & Gov

Board Evaluation Process

The Board and each of its Committees regularly evaluate their processes, agendas, meeting materials, continuing education and responsibilities in order to ensure that relevant governance and oversight functions are properly designed and administered, and reflect best practices. In addition, the Chair of the Nominating and Governance Committee oversees a formal annual Board and Committee self-evaluation process including holding one-on-one meetings with each director. The results of this self-evaluation process are reviewed by the Nominating and Governance Committee as well as by each Committee Chair, and summarized for the full Board to discuss during a dedicated session where a facilitated discussion seeks to comprehensively reflect on the results. Based on the evaluation process in 2022, the Board and Committees implemented certain changes to Committee composition, meeting schedules, agendas, as well as meeting materials, and determined to continue individual meetings with the CEO to support and drive continuous improvement of the Board's effectiveness, oversight responsibilities and governance.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to AdvanSix by the independent accountants in order to determine that such services would not

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adversely impact auditor independence and objectivity. At each in-person meeting, the Audit Committee also holds an executive session as well as separate private sessions with representatives of our independent accountants, our Chief Financial Officer, our General Counsel, our Controller, and our Senior Director, Internal Audit.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023.

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The C&LD Committee has sole authority to retain a compensation consultant to assist the C&LD Committee in the evaluation of director, CEO and senior management compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the C&LD Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the C&LD Committee’s established policy, its consultant cannot provide any other services to AdvanSix. Pearl Meyer has served as the C&LD Committee's independent compensation consultant since November 2017.

The C&LD Committee regularly reviews the services provided by its compensation consultant and performs an annual assessment to determine whether the compensation consultant is independent. The C&LD Committee and its advisors annually conduct a specific review of the relationship with Pearl Meyer in advance of their engagement for the upcoming year. As a result of this review, the C&LD Committee determined that Pearl Meyer is independent in providing AdvanSix with executive compensation consulting services and that Pearl Meyer’s work for the C&LD Committee does not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

In making this determination, the C&LD Committee reviewed information provided by its compensation consulting firm on the following factors:
•any other services provided to AdvanSix by the consulting firm;
•fees received by the consulting firm from AdvanSix as a percentage of the consulting firm's total revenue;
•policies or procedures maintained by the consulting firm to prevent a conflict of interest;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship and any C&LD Committee member;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship, or the consulting firm itself, and AdvanSix’s executive officers; and
•any AdvanSix stock owned by the consulting firm or the individual consultants assigned to the AdvanSix relationship.
In particular, the C&LD Committee noted that Pearl Meyer's services were limited to executive and non-employee director compensation consulting. Specifically, Pearl Meyer does not provide, nor has it provided, directly or indirectly through affiliates, any non-executive compensation services. The C&LD Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

The C&LD Committee's independent compensation consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of AdvanSix and its Compensation Peer Group (see pages 28-29 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of AdvanSix and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Our independent compensation consultant also provides information regarding emerging trends and best practices in executive compensation. While the C&LD Committee reviews information provided by our independent compensation consultant regarding compensation paid by the Compensation Peer Group as a general indicator of relevant market conditions, the C&LD Committee does not target a specific competitive position relative to the market in making its compensation determination. Our independent compensation consultant reports to the C&LD Committee Chair, has direct access to C&LD Committee members, and attends C&LD Committee meetings either in person or by telephone.

Compensation Input from Senior Management

The C&LD Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of AdvanSix’s annual planning process, the CEO and CFO develop targets for AdvanSix’s incentive compensation programs and present them to the C&LD Committee. These targets are reviewed by the C&LD Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for AdvanSix’s other executive officers, but does not provide recommendations on her own compensation. The CEO regularly presents to the C&LD Committee her evaluation of each executive officer’s contribution and performance, strengths and development needs and actions to support recommendations. The CEO's recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management

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objectives determined by the C&LD Committee with input from the full Board) together with a review of supplemental performance measures and prior compensation levels relative to performance.

Compensation and Leadership Development Committee Interlocks and Insider Participation

During fiscal year 2022, all members of the C&LD Committee were independent directors, and no member was an employee or former employee of AdvanSix. No Committee member had any relationship requiring disclosure under “Policy and Procedures Governing Related Party Transactions” on page 18 of this proxy statement. During fiscal year 2022, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the C&LD Committee.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board, as a whole, has responsibility for risk oversight, while the relevant Committees review specific risk areas and report to the full Board as appropriate. The Board exercises its oversight through periodic management updates on the financial and operating results of AdvanSix, including its annual operating plans and strategic planning, and provides input to management with respect to ordinary course, business and commercial operating risks as well as related prospective risks. In addition, management reports to the Board and each Committee periodically on specific, material risks as they arise or as requested by individual Board members.

On a periodic basis, management reports to each of the Committees and the full Board, as applicable, on its Enterprise Risk Management ("ERM") program. These presentations are designed to provide the Committees and full Board with adequate visibility into business risks and enable the Board to effectively exercise its oversight function. Through its ERM program, management identifies the most significant risks facing the Company and ensures that, where possible, it deploys adequate risk mitigation strategies. The Board and Committees provide oversight and guidance to management to ensure that the ERM process appropriately identifies the risks facing AdvanSix and its operations, and that adequate risk mitigation steps are implemented where appropriate. In addition, the Board and each Committee work collaboratively with management to ensure that updates regarding such key risks are provided on a regular basis to support continuous oversight and assessment.

The specific risk areas of focus for the Board and each of its Committees are summarized below. In addition, each Committee meets in executive session as well as in separate private sessions with key management personnel and representatives of outside advisors. For example, the Senior Director, Internal Audit regularly meets in private sessions with the Audit Committee. In addition, the HS&E Director regularly meets in private sessions with the HS&E Committee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	•	Strategic and commercial execution such as strategic planning and implementation, capital deployment, M&A, technology and innovation, and any slowdown in economic growth
	•	Plant outages, supply chain and logistical disruptions, raw material price inflation, labor relations, customer demand, and competitive risk
	•	Capital structure and allocation, and development of financial policy including liquidity and debt management
	•	CEO succession planning
	•	Catastrophic events such as acts of terrorism, pandemics, natural disasters and plant accidents
Audit Committee	•	Accounting controls and financial disclosure
	•	Cybersecurity, including IT infrastructure, protection of customer and employee data, trade secrets and other proprietary information, ensuring the security of data, persistent threats and cyber risks
	•	Tax and liquidity management, financial, solvency, capital structure and credit risks

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Board/Committee	Primary Areas of Risk Oversight
	•	Employee pension and saving plans
	•	Employee misconduct related to books, records and financial controls
Nominating and Governance	•	Code of Conduct and Board Code of Ethics compliance
Committee	•	Litigation, labor issues, intellectual property infringement, regulatory issues such as Foreign Corrupt Practices Act ("FCPA"), and product liability
	•	Compliance matters associated with import/export and FCPA
	•	Corporate social responsibility and sustainability matters including processes and public reporting
	•	Governance practices associated with ESG matters including that applicable Committees and/or the Board are chartered with appropriate oversight and responsibilities as needed
	•	Impact of public policy and government affairs
	•	Potential conflicts of interest and related party transactions
Compensation and Leadership Development Committee	•	Development and administration of executive and director compensation plans, programs and arrangements
	•	Performance, development and retention of senior management
	•	ED&I policies and initiatives
	•	Executive succession planning
Health, Safety, and Environmental Committee	•	Regulatory compliance and management of health, safety, and environmental matters
	•	Effectiveness of health, safety, and environmental management systems, reporting processes and systems of internal controls
	•	Occupational process safety and environmental reporting

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of our directors must be considered independent under relevant NYSE and SEC guidelines. The Nominating and Governance Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that all of our non-employee directors are independent and satisfy the independence criteria in the applicable NYSE listing standards and SEC rules. In addition, the Board determined that each director who served during 2022, and who is intended to serve in 2023, on the Audit Committee and/or C&LD Committee satisfies the enhanced independence criteria associated with their membership on the Audit Committee and C&LD Committee, as applicable.

For a director to be considered independent, the Board must determine that the director does not have any material relationships with AdvanSix, either directly or indirectly through a family member or as a partner, member, principal or officer of an organization that has a relationship with AdvanSix, other than as a director and stockholder. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its independence determinations, including the following:

•No non-employee director receives any direct compensation from AdvanSix other than under the director compensation program described on pages 16-18 of this proxy statement.
•No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of AdvanSix or otherwise receives direct compensation from AdvanSix.
•No non-employee director is affiliated with AdvanSix or any of its subsidiaries or affiliates.
•No non-employee director is an employee of AdvanSix’s independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of AdvanSix’s independent accountants, or was within the last three years, a partner or employee of AdvanSix’s independent accountants and personally worked on AdvanSix’s audit.
•No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from AdvanSix.

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•No AdvanSix executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.
•No non-employee director (or any of their respective immediate family members) is indebted to AdvanSix, nor is AdvanSix indebted to any non-employee director (or any of their respective immediate family members).
•No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that receives contributions from AdvanSix.
The above information was derived from AdvanSix’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement. Based on our review of these materials, none of our non-employee directors had or has any relationship with AdvanSix other than as a director.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Nominating and Governance Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee seeks individuals qualified to become directors, evaluates the qualifications of individuals suggested or nominated by third parties, including stockholders, and recommends to the Board the nominees to be proposed by AdvanSix for election to the Board. The Committee’s responsibilities include consideration of director candidates in anticipation of upcoming director elections and in connection with filling Board vacancies.

The Committee intends to take into consideration criteria established by the Board as set forth in the Company’s Corporate Governance Guidelines or established by the Committee in the Policy Statement Regarding Director Nominations and Stockholder Communications. In advance of, and at the time of, recommending candidates to the Board, the Committee shall inform the Board of the criteria used in making the recommendation.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of AdvanSix’s businesses. While AdvanSix’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Guidelines do prescribe that the Committee will give consideration to diversity when evaluating the composition of the Board and the nomination of director candidates. Directors are expected to challenge management constructively through active participation and questioning. The Nominating and Governance Committee is committed to enhancing both the diversity of the Board itself and the perspectives that are discussed in Board and Committee meetings.

The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria, and the Committee reserves its right to request additional information regarding such candidate in its discretion. Stockholders wishing to nominate a director should follow the procedures set forth in the Company’s By-laws, the Policy Statement regarding Director Nominations and Stockholder Communications, and as described under “Other Information—Director Nominations” in this proxy statement.

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EQUITY, DIVERSITY AND INCLUSION

At AdvanSix, we strive for an inclusive work environment that fosters respect for all our coworkers, customers, suppliers and business partners. We value the diversity reflected in the various backgrounds, experiences, and ideas of our directors, employees, contractors, and other stakeholders. Our Equity, Diversity and Inclusion purpose statement reflects our journey to be our customers' trusted partner for Advantaged Chemistries by caring, innovating and advancing together. To achieve that togetherness, we strive to represent the communities in which we operate, celebrate our differences, inspire belonging, and be tenacious in our pursuit of bringing out the best in people both individually and collectively.

Our Code of Conduct outlines our commitment to provide employees a workplace that is free from discrimination or harassment (specifically related to gender, race, disability, ethnicity, nationality, religion and sexual orientation) or personal behavior not conducive to a productive work climate. We believe it is important that each employee feels a sense of belonging and valued as part of the organizational culture we are cultivating, and we feel it is important that each employee sees diverse representation across our AdvanSix team.

AdvanSix joined hundreds of companies in signing the CEO Action for Diversity and Inclusion pledge in 2019, which centers around three main commitments: to have complex discussions about diversity and inclusion, implement and expand upon unconscious bias education and share diversity and inclusion practices. We supported this commitment through 2022 as we engaged in honest and transparent conversations with our employees. AdvanSix also seeks to improve gender equality in the manufacturing industry, starting with supporting science, technology, engineering and math ("STEM") education and work in related fields. A group of employees formed Supporting Women in Manufacturing ("SWiM"), an AdvanSix Employee Resource Group, with the goal of promoting women in manufacturing, female leadership and growth in STEM-related fields. SWiM seeks to raise awareness on these matters through programs, events and discussions, including networking, professional development, outreach, volunteering and internal programs highlighting leadership and career paths in multiple disciplines. AdvanSix is committed to pay equity for its employees and regularly performs reviews of its compensation practices to evaluate and maintain pay equity in several respects, including by gender, ethnicity and race.

At a national level, AdvanSix participates as a patron level supporter of the American Institute of Chemical Engineers’ “Doing a World of Good” initiative that actively supports five high priority pillars within the chemical engineering field that align closely with sustainability and ESG principles including ED&I. In addition, AdvanSix has supported and participated in the Future of STEM Scholars Initiative ("FOSSI"), a national, industry-wide program which provides scholarships to students pursuing STEM degrees at Historically Black Colleges and Universities ("HBCUs") and connections to internships, leadership development and mentoring opportunities. During 2022, we welcomed our second class of FOSSI scholars all of whom are in attendance at HBCUs, doubling our previous year's number of scholars to ten.

During 2022, we progressed a number of key actions to advance equity, diversity and inclusion within the organization including focus group discussions, review of our talent pipeline and overall development programs. Notably, we continued our program of mandating a diverse candidate slate with the goal to increase our organization’s workforce diversity and improve outreach in the local communities where we operate. In addition, we created a program for inclusive leadership, ensuring our leaders understand and have the tools to create an inclusive environment where all can thrive. We held our second annual Days of Understanding at our largest manufacturing facility throughout the month of June 2022 to encourage active engagement by leadership with all employees to listen to their experiences and gather feedback for improvement.

Our senior leadership team was comprised of approximately 45% women in 2022, including our Chief Executive Officer, Chief Human Resources Officer, Chief Information Officer, and Vice President, Nylon Solutions. Four of our eight nominated directors are women, and two of our eight nominated directors are ethnically diverse.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors participate in a comprehensive director onboarding and orientation program, including presentations by senior management to familiarize new directors with the Company’s strategic and operating plans, its financial and accounting practices, its key risk management topics, its compliance programs, its Code of Conduct and the Board Code of Ethics, its principal officers, its internal auditors and independent accountants. The directors receive materials or briefing sessions before each Board and Committee meeting. Between meetings, the directors are in frequent communication with the executive management of the Company on matters relating to critical aspects of the Company’s business. The Board also regularly participates in site visits, plant tours and training at

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AdvanSix’s facilities, as well as informational presentations regarding industry developments and various aspects of the Company's business and operations. Members of the Board attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

AdvanSix encourages director attendance at its Annual Meeting of Stockholders, and it is expected that each of our directors will attend absent extenuating circumstances. Generally, Board and Committee meetings are held immediately following the Annual Meeting of Stockholders. All of our directors then serving attended our 2022 Annual Meeting of Stockholders and all of our director nominees are expected to attend the 2023 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

The C&LD Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of AdvanSix receive no compensation for service on the Board. AdvanSix’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to account for the time, effort, expertise and accountability required for active Board membership.

In general, the C&LD Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board. The compensation program was approved by our Board upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant, who conducted a comprehensive review of peer group and market data in order to assess total director compensation, consisting of cash retainer fees and annual equity awards, and to align the elements of our director compensation program with our peer group, including the recommended mix of approximately half of total compensation in equity.

Our independent compensation consultant was engaged to conduct a competitive review of our director compensation program for 2022 and determined that total director compensation was aligned with the median of the peer group (as described on pages 28-29 of this proxy statement). For 2023, our independent compensation consultant determined that total director compensation was aligned with the median of the peer group, but slightly below the median for our Board Chair cash retainer as well as Committee Chair cash retainers for the Nominating and Governance Committee and the HS&E Committee. Our consultant proposed adjustments for the C&LD Committee's consideration in order to align with the median for such Chair roles. For 2023, upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant and based on a comprehensive review of peer group and market data, our Board approved the following changes to the compensation of our non-employee directors: (i) increasing the Board Chair’s cash retainer from $85,000 to $100,000, and (ii) increasing the Committee Chair cash retainers for the Nominating and Governance Committee and the HS&E Committee from $10,000 to $15,000, which aligns with the existing Committee Chair cash retainer for the C&LD Committee.

Our 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated, or the 2016 Stock Incentive Plan, includes an annual limit of $750,000 on each director's total compensation, including both cash and equity components.

Cash Compensation
For 2022, non-employee directors received $90,000 as an annual cash retainer for their service on the Board, and they received additional retainers for the following roles:
•The Independent Chair of the Board received $85,000;
•The Chair of the Audit Committee received $20,000;
•The Chair of the C&LD Committee received $15,000;
•The Chair of the HS&E Committee received $10,000; and
•The Chair of the Nominating and Governance Committee received $10,000.

All directors are also reimbursed for reasonable travel, lodging and related expenses incurred in attending Board meetings.
Equity Compensation

Each non-employee director is eligible for an annual equity grant in the form of full-value stock awards. For 2022, each non-employee director was granted an award in the form of restricted stock units ("RSUs") with a grant date fair value of approximately $105,000. These annual stock grants are awarded following each Annual Meeting of Stockholders and vest one year from the date of grant.

Deferred Compensation Plan

In September 2017, the Board, upon the recommendation of the C&LD Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (the “DCP”), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which our directors may elect to defer up to a maximum of 100% of their cash retainer fees. Company contributions may not be made to the accounts of non-

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employee directors. Until a director meets his or her stock ownership requirements, as described below under “Stock Ownership Guidelines,” the only investment option available to a director who elects to participate is the AdvanSix stock unit fund. After satisfaction of the stock ownership requirements, a director may elect to allocate his or her deferrals to any investment option under the DCP. Any deferrals under the AdvanSix stock unit fund are irrevocably allocated to such fund. Any dividends applicable to deferrals under the AdvanSix stock unit fund are credited in the form of additional stock units. Under the Plan, each director’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the director’s elections, the terms of the DCP and subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Distributions will be made in cash, with the exception of amounts held in the AdvanSix stock unit fund which will be distributed in shares of Company common stock, par value $0.01 per share ("Common Stock"). Deferrals by directors to the AdvanSix stock unit fund are reported as Other Stock-Based Holdings in the Stock Ownership Information table on page 19.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of AdvanSix, must hold Common Stock (including restricted shares, RSUs, holdings in the Company stock unit fund under the DCP, and/or Common Stock equivalents) with a market value of at least five times the annual base cash retainer (or $450,000 in 2022). Until a director has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs. As of April 1, 2023, all directors, other than Ms. Aslam and Dr. Lovett, have attained the prescribed ownership threshold. Directors have five years from appointment or election to the Board to attain the prescribed ownership threshold and each of Ms. Aslam and Dr. Lovett are within this five-year period.

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DIRECTOR COMPENSATION—FISCAL YEAR 2022

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Farha Aslam	$90,000	$105,005	—	$195,005
Paul E. Huck	$50,417	$—	—	$50,417
Darrell K. Hughes	$90,000	$105,005	—	$195,005
Todd D. Karran	$102,708	$105,005	—	$207,713
Gena Lovett	$95,417	$105,005	—	$200,422
Michael L. Marberry	$175,000	$105,005	—	$280,005
Daniel F. Sansone	$107,718	$105,005	—	$212,723
Sharon S. Spurlin	$100,000	$105,005	—	$205,005
Patrick Williams	$90,000	$105,005	—	$195,005
(1)Includes all fees earned in 2022, whether paid in cash or deferred under the DCP (including amounts held in the AdvanSix stock unit fund and any other investment option under the DCP). The amount shown for Mr. Huck is prorated based on the date of his retirement from the Board.
(2)The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Stock awards of 2,714 RSUs were made to each non-employee director on June 15, 2022 with a value of $38.69 per share, which vest in full on June 15, 2023. A more detailed discussion of assumptions used in the valuation of stock awards made in fiscal year 2022 may be found in Note 16 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended December 31, 2022 ("2022 Form 10-K").
(3)The table below reflects each director's outstanding RSUs granted under our 2016 Stock Incentive Plan, all of which are unvested at December 31, 2022. All of our directors, other than Ms. Aslam and Dr. Lovett, also hold amounts in the AdvanSix stock unit fund under the DCP.

Director Name	Outstanding RSUs at 12/31/22
Farha Aslam	2,714
Paul E. Huck	—
Darrell K. Hughes	2,714
Todd D. Karran	2,714
Gena C. Lovett	2,714
Michael L. Marberry	2,714
Daniel F. Sansone	2,714
Sharon S. Spurlin	2,714
Patrick Williams	2,714

Policy and Procedures Governing Related Party Transactions

Our Board adopted a written policy regarding the review and approval of related party transactions. This policy provides that our Nominating and Governance Committee reviews in advance each of AdvanSix’s transactions involving an amount exceeding $100,000 and in which any “related person” will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Common Stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Nominating and Governance Committee will approve only those transactions that are fair and reasonable to AdvanSix and in our, and our stockholders’, best interests. The Nominating and Governance Committee has delegated to its Chair the authority to review and approve any related person transaction in which the aggregate amount involved is expected to be less than $500,000, unless its Chair is directly or indirectly involved in such transaction, in which case such authority shall be delegated to another Nominating and Governance Committee member. The Committee Chair’s decision with respect to any such related person transaction shall be reported to the full Nominating and Governance Committee at its next scheduled meeting.
Since January 1, 2022, the Company has not been a participant in any related party transaction requiring disclosure under SEC rules.

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STOCK OWNERSHIP INFORMATION
The following table provides information regarding the beneficial ownership of our Common Stock by the following:
•each stockholder who beneficially owns more than 5% of our outstanding Common Stock;
•each of our directors;
•each of our named executive officers listed in our Summary Compensation Table; and
•all of our directors and executive officers as a group.
Except as otherwise noted below, we based the share amounts on each person or entity's beneficial ownership of our Common Stock as of April 1, 2023. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities held. The percentage values are based on 27,652,332 shares of our Common Stock outstanding as of April 1, 2023. The address for each director and executive officer of AdvanSix is 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Named Executive Officers:	Common Stock (1)	Other Stock-Based Holdings (2)
Farha Aslam	—	—	*
Willem Blindenbach	2,956	—	*
Christopher Gramm	77,435
Paul E. Huck	25,874		*
Darrell K. Hughes	25,874	1,801	*
Erin N. Kane	750,965		2.7%
Todd D. Karran	38,512	19,681	*
Achilles B. Kintiroglou	64,157		*
Gena Lovett	—	—	*
Michael L. Marberry	107,579	17,237	*
Michael Preston	241,878		*
Daniel F. Sansone(3)	34,874	3,185	*
Kelly Slieter	17,973		*
Sharon S. Spurlin	42,639	14,505	*
Patrick S. Williams	11,474	2,867	*
All directors and executive officers as a group (15 persons)	1,442,190	59,276	5.2%
Principal Stockholders:
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	4,779,938		17.3%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,455,306		8.9%
Dimensional Fund Advisors LP (6) 6300 Bee Cave Road, Building One Austin, TX 78746	1,575,723		5.7%
*Represents beneficial ownership of less than one percent of the outstanding Common Stock.
(1)Reflects shares of Common Stock held directly or indirectly by the named individual, as well as shares which the named individual has the right to acquire through the exercise of vested stock options as follows: Ms. Kane 356,749, Mr. Kintiroglou 39,402, Mr. Preston 118,225, Ms. Slieter 7,481, and Mr. Gramm 46,084.
(2)Reflects share-equivalents in deferred accounts under our Deferred Compensation Plan, as to which no voting or investment power exists. These share equivalents are not included for purposes of determining the "Percentage of Class."
(3)Common Stock total reflects 31,479 shares held indirectly by Mr. Sansone's spouse.
(4)Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023. BlackRock, Inc. has sole voting power in respect of 4,723,995 shares and sole dispositive power in respect of 4,779,938 shares.
(5)Based on a Schedule 13G/A filed by Vanguard Group Inc. with the SEC on February 9, 2023. Vanguard Group Inc. has sole dispositive power in respect of 2,380,229 shares, shared dispositive power in respect of 75,077 shares, sole voting power in respect of no shares and shared voting power in respect of 50,734 shares.
(6)Based on a schedule 13G filed by Dimensional Fund Advisors LP filed on February 10, 2023. Dimensional Fund Advisors LP has sole voting power in respect of 1,540,780 shares and sole dispositive power in respect of 1,575,723 shares.

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SEC FILINGS AND SECTION 16(a) REPORTS

Availability of AdvanSix SEC Filings
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.AdvanSix.com under the heading “Investors” (see “SEC Filings”) immediately after they are filed with or furnished to the SEC.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2022, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
At AdvanSix, a key priority has been, and will continue to be, ensuring safe, stable and sustainable operations through best-in-class performance and adherence to our core values of Safety, Accountability, Integrity and Respect. We believe that our legacy and continued commitment to operational excellence, including process safety and commitment to ACC Responsible Care® principles, have served to establish a solid foundation for our corporate social responsibility ("CSR") and sustainability programs. By integrating health, safety, environmental and sustainability considerations into all aspects of our business, we strive to protect our team and the environment, achieve sustainable growth and accelerated productivity, and drive compliance with all applicable regulations. Our health, safety and environmental management systems reflect our values and help us meet our business objectives.

Our initiatives are supported by AdvanSix's Sustainability Council, comprised of subject matter experts throughout our organization, with a critical, strategic mission -- As our customers’ trusted partner for Advantaged Chemistries, we will advance on our path forward by remaining true to our core values, serving as a responsible corporate citizen, adapting to the needs of our stakeholders and delivering innovative ideas for a sustainable future.

The Sustainability Council regularly reports to the Nominating and Governance Committee of the Board, which oversees our policies and programs relating to sustainability matters and our role as a responsible corporate citizen. For information regarding Board Committee oversight of key environmental, social and governance matters, please see above under "Corporate Governance - Board Committees - Board Committee Oversight of Environmental, Social and Governance Matters."

AdvanSix continues to build on its legacy and commitment to a sustainable future by weaving sustainability into its core business culture and values with a focus on transparency, accountability and innovation across the organization. This commitment propelled the Company’s progress and achievements which included, among others:

•2023 Platinum Rating for CSR by EcoVadis, an independent CSR assessment agency which includes evaluations in the areas of Environment, Labor & Human Rights, Ethics, and Sustainable Procurement. The Platinum Rating puts AdvanSix in the top one percent of all companies assessed. This is AdvanSix's second consecutive Platinum Rating.

•We further progressed our commitment as a Member of Together for Sustainability ("TfS"), a global, procurement-driven initiative based on the United Nations Global Compact and Responsible Care® principles that delivers a groundbreaking framework with robust tools to assess the sustainability performance of chemical companies and their suppliers. TfS delivers the de facto global standard for ESG performance of chemical supply chains by allowing member companies to assess the environmental, labor & human rights, ethical and sustainable procurement performance of their suppliers and progress measurable improvements of their suppliers’ as well as their own sustainability performance. In 2022, we achieved milestones relative to assessing critical suppliers.

•We maintained our commitment to Operation Clean Sweep®, an industry initiative to keep plastic waste out of the marine environment, by integrating the effort into our Chesterfield, VA site’s existing programs, installing equipment to prevent chip discharges to waterways and acquiring new equipment to clean up chip spills.

•Named one of Newsweek's Most Responsible Companies for 2022.

•We also continued to align initiatives consistent with our commitment to the UN Global Compact, undertaking efforts to implement universal sustainability principles with respect to our business practices.

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•Advanced key actions to support ED&I within the organization including focus group discussions, enterprise-wide unconscious bias education of leadership and managers, and recruiting enhancements mandating a diverse candidate slate, with the goal to increase our organization’s workforce diversity and improve outreach in the local communities where we operate. AdvanSix supported and participated in the Future of STEM Scholars Initiative, a national, industry-wide program which provides scholarships to students pursuing STEM degrees at HBCUs and connections to internships, leadership development and mentoring opportunities. For a discussion of ED&I at AdvanSix, see above under "Corporate Governance - Equity, Diversity and Inclusion."

Responsible Care

AdvanSix is a proud member of the American Chemistry Council ("ACC") and, as an ACC Responsible Care® company, has a sharp focus on safety and advancing a sustainable enterprise, supported by approximately 1,458 dedicated employees. Since 1988, Responsible Care® has helped ACC member and partner companies improve the health and safety of employees, the communities in which they operate, and the environment. We engage in open and honest dialogue with our key stakeholders including employees, investors, business partners, public authorities and communities to discuss their concerns, present our actions and communicate results.

We adhere to the Responsible Care® Guiding Principles, which encourage:
•Ethical leadership
•Product safety
•A culture which reduces and manages process safety risk
•Reduction of pollution and waste
•Continuous improvement in environmental, health, safety and security performance
All AdvanSix sites, including our corporate headquarters, are RC14001® Certified. We are committed to managing our operations in a safe, secure and sustainable manner in accordance with the Responsible Care® Guiding Principles. This includes our commitment to: safety as a core value, compliance, protection of our environment, engagement with our stakeholders, continuous improvement of the performance of our products and processes, and implementation of processes to assure adherence.

AdvanSix’s Integrity and Compliance Program

AdvanSix’s Integrity and Compliance program reflects our core values and helps our employees, representatives, contractors, consultants, and suppliers meet a high standard of business conduct globally. At the core of the Integrity and Compliance program is the AdvanSix Code of Conduct that applies across the Company to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. The Code of Conduct serves as a set of baseline requirements that enables employees to recognize and be aware of how to report compliance, integrity, and legal issues. It also outlines our organization’s pledge to operate in a safe, ethical and compliant manner, promote a positive workplace, respect each employee, promote development through education and training that broadens work-related skills, and value diversity of perspectives and ideas. The Code of Conduct provides guidance and outlines expectations in a number of key integrity and compliance areas, including the prohibition of sexual or other forms of harassment, avoiding conflicts of interest, our commitment to health, safety and environmental matters, maintaining accurate books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. One of the hallmarks of a successful enterprise is a transparent culture of integrity and compliance, as well as a commitment to health, safety and environmental matters. Operating with integrity enhances our ability to operate safely, sustain the credibility of our brand, maintain a strong reputation, and build a track record of growth and performance.

All AdvanSix employees are required to participate in Code of Conduct training and certify on an annual basis that they comply with the Code of Conduct. In addition, directors and executive officers certify, on an annual basis, their recognition of the Code of Conduct and their commitment to act in accordance with its requirements. In connection with our quarterly and annual SEC reporting, certain key members of management similarly certify as to their compliance with the Code of Conduct as well as confirmation of their responsibility to report suspected violations of law, Company policy and the Code of Conduct. In addition to the Code of Conduct, our Integrity and Compliance program provides comprehensive training on a periodic basis, or more frequently, as needed, regarding key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns, and ensures timely and fair reviews of integrity and compliance concerns. This includes annual training regarding our Anticorruption and FCPA policy, our Insider Trading Policy, our Acceptable Use Policy and our Cybersecurity Policies.

Our Sustainability Report and more information about our corporate social responsibility and sustainability initiatives can be found on our Sustainability website at https://www.advansix.com/about/manufacturing-sites/sustainability/. Information contained on our website is not incorporated into this Proxy Statement.

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STOCKHOLDER OUTREACH AND ENGAGEMENT

It is critical that we understand the issues that are important to our stockholders and address, as appropriate, their interests in a meaningful and effective manner. As a result, we engage with our stockholders on a regular basis to discuss a range of topics including our performance, risk management, executive compensation, and corporate governance. Continuous dialogue and engagement with our stockholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor meetings and conferences, as well as analyst meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, our website as well as our conference calls for our quarterly earnings releases. Our CEO, CFO, VP of Investor Relations and other members of management meet periodically with investors to discuss the Company and its financial and business performance and, during 2021, we hosted an investor day in Virginia with site tours.

In addition, we conduct comprehensive governance and compensation outreach efforts with stockholders representing nearly 60% of our shares outstanding to provide updates regarding our business, our compensation philosophy and governance framework. From these outreach efforts, as well as meetings held with stockholders, we received positive feedback regarding our governance and compensation regime and our willingness to engage with our stockholders on issues that are important to them. We continue these efforts in connection with our Annual Meeting as well as throughout the remainder of the year. Our executive compensation program received substantial support and was approved, on an advisory basis, by 97% of votes cast at our 2022 Annual Meeting of Stockholders. We believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

As a result of our stockholder engagement efforts, our Board and stockholders approved at our 2019 Annual Meeting of Stockholders an amendment to our Certificate of Incorporation and By-laws to remove the supermajority vote requirement to amend our By-laws. In addition, at our 2022 Annual Meeting of Stockholders our stockholders approved the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (June 15, 2022).

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COMMUNICATING WITH MANAGEMENT AND IR

Our Investor Relations department is the primary point of contact for stockholder interaction with AdvanSix. Stockholders should write to or call:

Adam Kressel
Vice President, Investor Relations and Treasurer
AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054
Phone: +1 (973) 526-1700
Visit our website at www.AdvanSix.com

We encourage our stockholders to visit the “Investors” section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Stockholders, as well as other interested parties, may communicate directly with the Board Chair, the non-employee directors as a group, or individual directors by writing to: AdvanSix Inc., c/o Corporate Secretary, 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

AdvanSix’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service-related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the C&LD Committee for senior executive officers and review the various objectives and elements of AdvanSix’s executive compensation program, its alignment with performance and the 2022 compensation decisions regarding our Named Executive Officers (“NEOs”).

For purposes of this CD&A and the disclosure that follows, the following are AdvanSix’s NEOs for 2022:

Erin N. Kane	President and Chief Executive Officer (CEO)
Michael Preston	Senior Vice President and Chief Financial Officer (CFO)
Achilles B. Kintiroglou	Senior Vice President, General Counsel and Corporate Secretary
Kelly Slieter	Senior Vice President and Chief Human Resources Officer
Christopher Gramm	Vice President and Controller
Willem Blindenbach*	Former Senior Vice President, Integrated Supply Chain
*Mr. Blindenbach ceased employment with the Company, effective July 1, 2022.

Executive Summary

Overview

In 2022, the Company built upon its track record of performance with earnings growth for the third consecutive year. Our results continue to benefit from our diversified portfolio and integrated, efficient and cost-advantaged business model. Some of the notable highlights include:
•We achieved record annual sales, adjusted EBITDA(1) and free cash flow(1,2) of $1.9 billion, $308 million, and $184 million, respectively.
•We announced and closed the acquisition of U.S. Amines, a leading North American producer of high-value intermediates used in agrochemicals, pharmaceuticals and other applications, for approximately $97 million.
•We repurchased 915,597 shares for approximately $34 million.
•We increased our quarterly cash dividend on the Company's common stock in the third quarter of 2022 by 16% to $0.145 per share, reflecting confidence in our financial strength and ability to generate strong and sustained free cash flow.
•We further reduced our debt levels supporting optionality to deploy capital with a focus on maximizing shareholder value.
•We were awarded our second consecutive Platinum rating for corporate social responsibility (CSR) from EcoVadis, an independent CSR assessment agency. The Platinum rating puts the Company in the top 1% of all companies assessed.

We believe that we are well positioned for another year of differentiated performance in 2023 supported by our diverse portfolio, continued strong agricultural and fertilizer industry fundamentals and the resilience of our business model. While we anticipate the challenges of an uncertain environment and expect demand weakness in certain market segments within our nylon and chemical intermediates product lines, we remain confident in our demonstrated ability to execute and perform through various macroeconomic cycles. We believe that we have structurally improved the earnings power of this business and that our competitive advantage will support us running disproportionately higher plant production rates in 2023 to complement our strong commercial performance. Our healthy balance sheet also continues to support our ability to deploy capital and maximize shareholder value.

2022 Financial Results

Highlights:
•Sales up approximately 15% versus 2021 driven by 20% favorable impact of market-based pricing, 2% higher raw material pass-through pricing and 4% contribution from acquisitions, partially offset by (10%) lower volume
•Net Income of $171.9 million, an increase of $32.1 million versus 2021
•Adjusted EBITDA1 of $308.5 million, an increase of $41.5 million versus 2021
•Cash Flow from Operations of $273.6 million, an increase of $54.8 million versus 2021
•Capital Expenditures of $89.4 million, an increase of $32.6 million versus 2021
•Free Cash Flow1,2 of $184.2 million, an increase of $22.1 million versus 2021

(1) See “Non-GAAP Measures” included in Appendix A for non-GAAP reconciliations.
(2) Free Cash Flow is Net cash provided by operating activities less Capital expenditures

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Total Stockholder Return

The following graph compares the cumulative total stockholder return on the Company’s common stock to the total returns on the S&P Small Cap 600 Materials Index and our compensation peer group since October 3, 2016, the date that AdvanSix common stock began "regular-way" trading on the New York Stock Exchange.

Reflects period from October 3, 2016 through December 31, 2022

Fiscal 2022 Compensation Actions

The following summarizes the key compensation decisions for our NEOs for fiscal 2022:

•Base Salary: Based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, in February 2022, the C&LD Committee approved merit-based salary increases for Ms. Kane to $990,000 and for Mr. Preston to $490,000, in each case to better align their base pay with competitive market practices. In February 2022, the C&LD Committee approved the following annual base salaries for our other NEOs: Mr. Kintiroglou, $430,000; Ms. Slieter, $365,000 and Mr. Gramm, $312,000. Mr. Blindenbach's salary was not increased for 2022. All salary increases were effective April 1, 2022.

•Short-Term Incentive Awards: Our 2022 short-term incentive compensation program remained generally consistent with our 2021 program. The performance metrics under the short-term incentive program adopted in February 2022 were based on Adjusted EBITDA (60% weighting), Free Cash Flow (20% weighting) and Leadership Team Strategic Objectives (20% weighting). The target bonus payout opportunities as a percentage of base salary for all of our NEOs remained unchanged from 2021. Our financial and strategic performance during 2022, as discussed below under “Short-Term Incentive Awards,” resulted in achievement of 99% of the target bonus payout opportunity.

•Long-Term Incentive Compensation: Our 2022 long-term incentive compensation program remained generally consistent with our 2021 program. In February 2022, our NEOs were granted annual long-term incentive awards in the form of performance stock units (“PSUs”), restricted stock units (“RSUs”) and stock options. All of our NEOs received 50% of their total annual grant value in PSUs, 25% in RSUs and 25% in stock options. PSUs vest after the completion of a three year performance period, and the number of shares earned, if any, will be based on our average return on investment ("ROI") and cumulative earnings per share ("EPS") performance relative to pre-established targets. In addition, the program includes a Relative Total Shareholder Return ("rTSR") modifier, pursuant to which the number of shares earned based on our EPS and ROI performance will be: (i) increased by 10% if our TSR performance is above the 75th percentile relative to the S&P Small Cap 600 Materials Index, or (ii) decreased by 10% if our TSR performance is below the 25th percentile relative to the S&P Small Cap 600 Materials Index. Stock options vest ratably over a three-year period on the first three anniversaries of the grant date and expire ten years after the grant date.

•Peer Group: In consultation with the independent compensation consultant, we reviewed our existing peer group to ensure it appropriately reflects comparator companies of similar revenue size and business scope with whom we compete for talent and capital. In September 2022, upon the recommendation of the independent compensation consultant, the C&LD Committee approved the removal of one company from the peer group that was acquired in 2022 and the addition of the following five

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companies to the peer group: Koppers Holdings, Inc., LSB Industries, Inc., Mativ Holdings, Inc., Orion Engineered Carbons S.A. and Tronox Holdings plc.

Results of our 2022 Advisory Vote on Executive Compensation

Our executive compensation program received substantial support and was approved, on an advisory basis, by 97% of votes cast at our 2022 Annual Meeting of Stockholders. Our C&LD Committee and the other members of our Board believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

Our Executive Compensation Philosophy and Approach

Our executive compensation and benefit programs are designed to support the creation of stockholder value through four key objectives:
•attract and retain world-class leadership talent
•drive performance that creates stockholder value
•pay for superior results and sustainable performance
•manage risk through oversight and sound management

In setting total compensation to meet these key objectives, we seek to achieve the optimal balance between: (1) fixed and variable (or “at-risk”) pay elements; (2) short-term and long-term pay elements; and (3) cash and equity-based elements.

The factors applicable to our NEOs that generally shape our assessment of compensation and help achieve our key objectives include: (1) compensation history, in total and for each element of compensation; (2) operational and financial performance of AdvanSix; (3) individual future leadership development and potential; (4) our performance relative to the competitive marketplace; (5) individual performance record; (6) relative level of responsibility within AdvanSix and the impact of the NEO’s position on Company performance; (7) trends and best practices in executive compensation; and (8) industry and macroeconomic conditions.

We seek to establish annual and long-term incentive compensation program designs that are reflective of our pay-for-performance culture and adopt performance metrics under our short-term incentive compensation program and for our PSUs which are designed to align with the key elements of our strategy to grow stockholder value.

For a discussion of certain of our C&LD Committee processes and procedures with respect to executive compensation, please see "Board Committee Oversight of Executive Compensation and Outside Compensation Consultant" on page 11.

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2022 Target Compensation Mix

The following charts illustrate the approximate target mix of base salary, short-term incentive awards and long-term incentive awards for our CEO and our other NEOs in 2022, highlighting the performance-driven focus of our executive compensation program which emphasizes at risk, performance-based pay:

Key 2022 Compensation Program Elements

The following is a summary of the main elements of our 2022 compensation program, a description of each element and an explanation as to why we pay each element:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate our NEOs
Short-Term Cash Incentive Compensation	Annual cash incentive compensation based on performance against annually established Company financial and operational performance goals, as well as strategic objectives	Reward and motivate our NEOs for achieving key short-term performance objectives
Long-Term Equity Incentive Compensation	Annual equity compensation awards of PSUs (with payout tied to achievement of Company financial and operational goals measured over a 3-year performance period, with an rTSR modifier), time-based RSUs and stock options	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership; reward and motivate our NEOs for achieving key long-term performance objectives
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change-in-Control Arrangements	Reasonable severance benefits provided upon covered terminations of employment, including following a change in control	Attract and retain high quality talent by providing market-competitive severance protection, thereby encouraging NEOs to direct their attention to stockholders’ interests notwithstanding the potential for loss of employment in connection with a change in control

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Our Commitment to Compensation Best Practices
As part of our executive compensation program, our C&LD Committee is committed to regular review and consideration of best practices in governance and executive compensation. Our C&LD Committee has adopted the following policies and practices:

	What We Do		What We Don’t Do
●	Pay-for-performance philosophy designed to emphasize compensation tied to creation of stockholder value	●	No excise tax gross-ups upon a change in control
●	Retention of an independent compensation consultant who is prohibited from performing any other services for the Board or Company	●	No significant perquisites and no gross-ups on perquisites
●	Multiple performance metrics for short-term and long-term incentive compensation; different metrics used for each plan	●	No excessive severance or change in control protection
●	Maximum cap on our incentive award payouts	●	No repricing or replacement of stock options without stockholder approval
●	Deliver a substantial portion of executives’ target total direct compensation in the form of variable, “at risk,” performance-based compensation	●	No hedging and pledging permitted by our executives and directors
●
Robust compensation governance practices, including annual CEO performance evaluation by our independent directors and a comprehensive process for setting performance goals with use of independent compensation consultant

●	Double trigger provisions for accelerated vesting of equity awards upon a change in control
●	Stock ownership guidelines (5x base salary for our CEO, 3x base salary for our CFO, and 1x for our other NEOs)
●	Annual limit on director compensation
●	Guard against competitive harm by obtaining our executives’ agreement to non-competition compensation forfeiture clauses and other restrictive covenants
●	Apply clawback obligations to incentive-based and equity-based compensation awards for executive officers pursuant to our clawback policy and our 2016 Stock Incentive Plan

Peer Group

The C&LD Committee believes it is important to understand the relevant market for executive talent to ensure that AdvanSix’s executive compensation program is competitive and supports the attraction and retention of highly qualified executives. The C&LD Committee also believes that market information is useful as one relevant factor in assessing the reasonableness of compensation paid to our executive officers.

The C&LD Committee utilizes its independent compensation consultant to advise with respect to establishing its peer group of companies for use in connection with compensation benchmarking, review of market practices and relative performance evaluations. The following selection criteria were used in determining the peer group: size (revenues and market capitalization generally within the range of 0.33 - 3x AdvanSix’s revenue and market capitalization), industry (chemicals industry), operating complexity (focused on organizations with vertical integration), location/geographic reach (U.S. based organizations with global distribution) and availability of data (publicly traded companies). On a regular basis, at the C&LD Committee's direction, the independent compensation consultant evaluates the peer group and proposes modifications for the C&LD Committee's consideration to eliminate companies that were acquired or no longer meet the peer group selection criteria and to add new companies to ensure that we can continue to maintain a robust data set from the peer group.

In February 2021, the C&LD Committee approved the following peer companies, as recommended by its independent compensation consultant, to be used in determining 2021 compensation for our executive officers as well as our directors (which we refer to in this proxy statement as our "Compensation Peer Group" or our "peer group"):

American Vanguard	H.B. Fuller	Quaker Chemical Corp.	W.R. Grace
Cabot Corp.	Ingevity Corp.	Sensient Technologies Corp.
Ferro Corp.	Innospec Inc.	Stepan Co.
GCP Applied Technologies	Kraton Corp.	Trinseo
Hawkins Inc.	Minerals Technologies Inc.	Tredegar Corp.
This peer group remained in effect for purposes of determining 2022 compensation for our executive officers and directors, with the exception that, during 2021, W.R. Grace was removed from the peer group as a result of an acquisition that closed during 2021.

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During 2022, Kraton Corp. was removed from the peer group as a result of an acquisition that closed. In September 2022, upon the recommendation of the independent compensation consultant, the C&LD Committee approved the addition of the five following companies to the peer group: Koppers Holdings, Inc., LSB Industries, Inc., Mativ Holdings, Inc., Orion Engineered Carbons S.A. and Tronox Holdings plc. As a result, the following represents the updated peer group:

American Vanguard	H.B. Fuller	Mativ Holdings, Inc.	Stepan Co.
Cabot Corp.	Koppers Holdings, Inc.	Minerals Technologies Inc.	Tredegar Corp.
Ferro Corp.	Ingevity Corp.	Orion Engineered Carbons S.A.	Trinseo
GCP Applied Technologies	Innospec Inc.	Quaker Chemical Corp.	Tronox Holdings plc
Hawkins Inc.	LSB Industries, Inc.	Sensient Technologies Corp.

As compared to the updated peer group, AdvanSix ranked at approximately the 60th percentile with respect to fiscal year-end 2022 revenues and at approximately the 30th percentile with respect to market capitalization as of December 31, 2022, based on the data provided by our independent compensation consultant.

Details on Program Elements and Related 2022 Compensation Decisions

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on scope of responsibility, years of experience and performance, with reference to market data (but are not targeted to a specific competitive position). On February 28, 2022, based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, the C&LD Committee approved merit-based salary increases for Ms. Kane to $990,000, representing a 7% increase, and for Mr. Preston to $490,000, representing a 3% increase, in order to align their base pay with competitive market practices.

In February 2022, the C&LD Committee approved the following annual base salaries for our other NEOs, effective April 1, 2022: Mr. Kintiroglou, $430,000, representing an approximately 9% increase; Ms. Slieter, $365,000, representing an approximately 6% increase; and Mr. Gramm, $312,000, representing an approximately 3% increase. Mr. Blindenbach's base salary remained at $335,000.

In February 2023, based on performance assessments and, in consultation with the independent compensation consultant, the C&LD Committee approved merit-based salary increases for each of Ms. Kane, Mr. Kintiroglou and Ms. Slieter in order to better align with peer group data for compensation benchmarking. The following are the annual base salaries of our NEOs: Ms. Kane, $1,019,700; Mr. Preston, $490,000; Mr. Kintiroglou, $455,000; Ms. Slieter, $400,000; and Mr. Gramm, $312,000. These base salaries of our NEOs were effective April 1, 2023.

Short-Term Incentive Awards

Short-term incentive awards are intended to motivate and reward executives for achieving annual corporate and individual goals in key areas of financial and operational performance.

In February 2022, the C&LD Committee established the metrics for the short-term incentive plan for 2022 to ensure alignment with the Company’s business objectives and compensation philosophy while also taking into consideration a review of peer group data confirmed by its independent compensation consultant. Under the 2022 program, the performance metrics for employees at the level of vice president and above, including our NEOs, were unchanged from 2021.

Under the plan established for 2022, our NEOs had the opportunity to earn a cash payment based on Company financial performance measured over the period from January 1, 2022 to December 31, 2022. The Company performance metrics for 2022 were based on the following metrics:

Performance Metrics(1)	Weighting	Definition
Adjusted EBITDA	60%	Adjusted earnings before interest, taxes, depreciation and amortization
Free Cash Flow	20%	Net cash provided by operating activities less Expenditures for property, plant and equipment
Leadership Team Strategic Objectives	20%	Goals relating to business strategies, operational excellence, risk management and corporate social responsibility factors including environmental, social and governance priorities
(1) Adjusted EBITDA and Free Cash Flow are non-GAAP measures; See Appendix A for non-GAAP reconciliations.

For performance achievement at the target level (100% of the specified performance metric), each NEO would earn his or her target award opportunity, which is expressed as a specified percentage of his or her base salary. The target award opportunities for our NEOs for 2022 were: Ms. Kane, 100%; Mr. Preston, 70%; Mr. Kintiroglou, 60%; Ms. Slieter, 60%; Mr. Gramm, 40%; and Mr. Blindenbach, 60%. These were unchanged from 2021.

For performance achievement below the threshold level, no payment is earned. For performance achievement at the following threshold levels, each NEO would earn the applicable percentage of his or her target award opportunity: Adjusted EBITDA threshold at 25%; Free Cash Flow threshold at 25%; and Strategic Objectives threshold at 50%. For performance achievement at or above the maximum level, each NEO would earn a maximum amount of 200% of his or her target award opportunity. For performance achievement between

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threshold, target and maximum amounts, payout of awards will be interpolated. If actual performance falls below threshold for all three performance metrics, no incentive awards will be paid. The performance metrics defined for our 2022 short-term incentive plan were:

Performance Metrics(1)	Threshold	Target	Maximum
Adjusted EBITDA	$234 million	$312 million	$390 million
Free Cash Flow	$115 million	$174 million	$232 million
Leadership Team Strategic Objectives	50% achievement	100% achievement	200% achievement
(1) Adjusted EBITDA and Free Cash Flow are non-GAAP measures; See Appendix A for non-GAAP reconciliations.

Each NEO’s award was generally determined based on the following primary factors: base salary, target award opportunity and applicable performance metric percentage achievement. Under our short-term incentive plan, actual performance results are subject to further adjustment for the cumulative effect of changes in accounting treatment, impact of acquisitions and divestitures, discontinued operations, restructuring charges and other unusual events. No such adjustments were made under our 2022 program.

In assessing performance with respect to the Leadership Team Strategic Objectives, the C&LD Committee determined achievement of 90% based on strong progress towards the goals set for our leadership team at the outset of the year. The achievement level was based on the Committee's assessment of key results against each strategic objective for 2022 including:
•Growth and execution for our each of our nylon solutions, chemical intermediates, and plant nutrients business plans including driving sales, integration of the U.S. Amines business acquired in February 2022, and execution of quality improvement programs, alongside achieving record annual sales, earnings and cash flow in 2022;
•Implemented actions to enable Total Shareholder Return ("TSR") delivering 135% TSR since our spin-off, as well as execution of our financial strategy through dividend initiation and increase, share repurchases, and leverage reduction;
•Advanced maturity of ESG initiatives enterprise-wide including:
◦Improved corporate social responsibility ratings as reflected in the EcoVadis 2023 Platinum Rating, ranking AdvanSix in the top 1% of all companies assessed, as further discussed under "Corporate Social Responsibility and Sustainability";
◦Although safety performance did not achieve ACC top quartile performance, we continued to progress employee and contractor safety initiatives including key HS&E leadership hires as well as identification of enterprise- and site-specific initiatives focused on personal safety, process safety management, environmental improvement and implementation of an enterprise-wide HS&E management software program;
◦Driving progress on various ED&I initiatives, as discussed under "Equity, Diversity & Inclusion," resulting in an increase of our overall diverse representation; and
◦Advanced maturity of cybersecurity program enterprise-wide consistent with the NIST CyberSecurity Framework.

Based on actual results for 2022, our performance exceeded target for Free Cash Flow and exceeded threshold for Adjusted EBITDA and Leadership Team Strategic Objectives, resulting in actual achievement at 99% of the target award opportunity.

Performance Metrics(1)	Weighting	Actual Results	STI Achievement % Based on Actual Results
Adjusted EBITDA	60%	$308 million	96%
Free Cash Flow	20%	$184 million	118%
Leadership Team Strategic Objectives	20%	90% achievement	90%
			99%
(1) Adjusted EBITDA and Free Cash Flow are non-GAAP measures; See Appendix A for non-GAAP reconciliations.

Based on achievement of Company performance metrics, as described above, and a review of each NEO's individual performance for 2022, which was generally concluded to be strong and in-line with expectations, the C&LD Committee approved payouts under our 2022 short-term incentive plan as follows:

	Performance Achievement	x	Target Award Opportunity	=	Actual 2022 Short-Term Incentive Plan Award
Erin N. Kane	99.0%		$990,000		$980,100
Michael Preston	99.0%		$343,000		$339,570
Achilles B. Kintiroglou	99.0%		$258,000		$255,420
Kelly Slieter	99.0%		$219,000		$216,810
Christopher Gramm	99.0%		$124,800		$123,552

Payments under the 2022 short-term incentive compensation program were made in the first quarter of 2023 following approval of performance results by the C&LD Committee. Mr. Blindenbach ceased employment with the Company effective July 1, 2022 and was not eligible for payout under the 2022 short-term incentive compensation program.

In February 2023, the C&LD Committee approved the 2023 short-term incentive compensation program. Under the 2023 program, the performance metrics for employees at the level of vice president and above, including our NEOs, are unchanged from 2022.

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Long-Term Incentive Compensation

2022 Long-Term Incentive Awards

In February 2022 the C&LD Committee established our long-term incentive award program for 2022 to ensure alignment with the Company’s business objectives and compensation philosophy, while also taking into consideration a review of market practice confirmed by its independent compensation consultant. The C&LD Committee determined to award long-term incentive awards in the form of:

	Terms	Weighting for NEOs
Performance Stock Units (PSUs)	3 year performance period	50%
Restricted Stock Units (RSUs)	Service-based vesting; cliff vest after 3 years	25%
Stock Options	Ratable vesting over 3 years; 10 year option term	25%

The C&LD Committee believes strongly in using long-term incentive compensation to reinforce key Company objectives such as promoting the achievement of long-term performance goals, focusing on the significance of stockholder return, encouraging executive retention, and promoting executive stock ownership. In determining the overall opportunity and mix of long-term incentive awards, the C&LD Committee considers various factors, including competitive market positioning against comparable peer group executives, peer group long-term incentive award practices, potential economic value realized, and timing of vesting and related matters. The NEOs’ total target award values for their 2022 long-term incentive awards were as follows: Ms. Kane, $3,200,000; Mr. Preston, $800,000; Mr. Kintiroglou, $550,000; Ms. Slieter, $350,000; and Mr. Gramm, $295,000.

Performance Stock Units. In February 2022, the C&LD Committee approved cumulative earnings per share (“EPS”) and average three-year Return on Investment (“ROI”), weighted 50% each, as the performance metrics for our 2022 PSU awards plus a modifier component based on Relative Total Shareholder Return (“rTSR”). In choosing the relevant performance metrics for our PSU grants, the C&LD Committee considered: (i) with respect to cumulative EPS, this measure’s direct relationship to valuation and that EPS is a key driver of stockholder return; and (ii) with respect to average three-year ROI, this measure's alignment with stockholder interests because AdvanSix is capital intensive and ROI has a high correlation to stockholder return.

The C&LD Committee established the relevant metrics based on internal operating targets, industry data as well as peer group data for compensation benchmarking. We do not disclose the specific, forward-looking EPS or ROI goals that we established for the PSU awards granted in 2022 because these goals relate to executive compensation to be earned and/or paid in future years and we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the C&LD Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels reasonably challenging to attain and will promote execution of business strategies and drive stockholder value, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. See the Grants of Plan-Based Awards Table in this proxy statement for additional information regarding the PSU grants made to our NEOs in 2022.

For achievement of a given performance metric below the threshold level, no shares will be earned. For performance achievement at the threshold, target and maximum levels, each NEO would earn 25%, 100% or 200% of his or her target award, respectively. For performance achievement between threshold, target and maximum amounts, the number of shares earned will be interpolated. If actual performance falls below threshold for both performance metrics, no shares are earned.

In addition, the program includes an rTSR modifier. Under the rTSR modifier, the number of shares earned based on our EPS and ROI performance will be: (i) increased by 10% if our TSR performance is above the 75th percentile relative to the S&P Small Cap 600 Materials Index, or (ii) decreased by 10% if our TSR performance is below the 25th percentile relative to the S&P Small Cap 600 Materials Index. The rTSR modifier has no impact for performance between the 26th and 74th percentiles relative to the selected comparator index.

Restricted Stock Units. An RSU represents the right to receive one share of our Common Stock on a set vesting date subject to continued employment through such vesting date. RSUs provide incentive to drive share price appreciation while encouraging retention.

Stock Options. A stock option represents the right to purchase shares of our Common Stock at a specified per share price known as the exercise price. Under the terms of our incentive plan, the exercise price of our stock options is equal to the average of the high and low sale prices of our Common Stock on the date of grant. The C&LD Committee believes that stock options are a highly effective long-term incentive vehicle as they only have value if the price of the Company’s stock appreciates following the grant date, thereby directly aligning compensation value with stockholder value creation. Each option is subject to vesting requirements over three years, encouraging retention.

In February 2023, the C&LD Committee approved a LTI program consistent with the 2022 program.

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2020 PSU Awards - Performance Achievement and Vesting

In February 2023, the Committee approved payout of our PSU awards granted in February 2020. Actual performance achievement with respect to each of the performance metrics was as follows:

Measure	2020	2021	2022	Cumulative EPS / Average ROI
EPS(1)	$1.64	$4.81	$5.86	$12.31
ROI	7.0%	19.1%	20.6%	15.6%
(1) Excludes impact of U.S. Amines acquisition, which was not included in target setting.

This performance resulted in payout percentages as follows:

Measure	Weighting	Threshold	Target	Maximum	Performance Achievement	Payout %
EPS	50%	$4.62	$4.89	$5.39	$12.31	200.0%
ROI	50%	6.6%	6.9%	7.5%	15.6%	200.0%
Total Payout %:						200.0%

Our NEOs earned the following shares upon vesting of the 2020 PSU Awards in February 2023:

Named Executive Officer	PSUs Granted at Target	PSUs Earned*
Erin N. Kane	92,373	187,586
Michael Preston	27,992	56,845
Achilles B. Kintiroglou	14,871	30,200
Christopher Gramm	10,322	20,962
*PSUs Earned includes dividend equivalents.
Mr. Blindenbach forfeited his 2020 PSU award upon his July 1, 2022 termination of employment. Ms. Slieter joined the Company in June 2020.

Other AdvanSix Compensation & Benefit Programs

In addition to the annual and long-term compensation programs described above, we provide our executive officers with the benefits, retirement plans and limited perquisites summarized below.

Severance Benefits

In November 2017, our C&LD Committee adopted the AdvanSix Inc. Executive Severance Pay Plan (“Severance Plan”) for executive officers. The purpose of the Severance Plan is to provide financial protection upon loss of employment at market competitive rates. The severance terms for the NEOs were established in connection with peer group market practices and data provided by the compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure continuity of management.

The Severance Plan provides participants with certain severance benefits in the event of a covered termination, which includes: (i) an involuntary termination of employment by the Company, subject to certain exceptions enumerated in the Severance Plan; and (ii) voluntary termination of employment by a participant for Good Reason, as defined in the Severance Plan.

In the event of a covered termination occurring outside of the Change in Control Period, which is the twenty-four month period following the occurrence of a Change in Control, as defined in the Severance Plan, each participant would be entitled to receive a lump sum cash payment in an amount equal to:

•For our CEO: 2x the sum of her base salary plus prior year’s target bonus.

•For each other participant: 1x the sum of his or her base salary plus prior year’s target bonus.

In the event of a covered termination occurring during the Change in Control Period, each participant would be entitled to receive:

•For our CEO: (i) a lump-sum cash payment in an amount equal to 3x the sum of her base salary plus target bonus; and (ii) in the event that she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her COBRA coverage for 36 months.

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•For each other participant: (i) a lump-sum cash payment in an amount equal to 2x the sum of his or her base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for 24 months.

A participant’s right to receive benefits under the Severance Plan is conditioned, among other things, on the participant timely executing and not revoking an effective release of claims against the Company, its officers, directors and employees and the participant’s agreement to abide by certain restrictive covenants, in the C&LD Committee’s discretion. The Severance Plan also reserves the right of the C&LD Committee to cancel benefits under the Severance Plan in the event a participant engages in any activity that is considered detrimental to the Company’s interests.

Each participant is solely responsible for any tax liabilities incurred by him or her in connection with the Severance Plan. In the event that a participant would be subject to the excise tax imposed by Section 4999 of the Code, the Severance Plan includes a “net best” provision whereby a participant would be entitled to the greater after-tax benefit of either: (i) his or her full severance benefits, for which the participant is responsible for the payment of any applicable Section 4999 excise tax; or (ii) his or her severance benefits reduced to the maximum amount that would result in no Section 4999 excise tax for the participant.

The C&LD Committee may amend or terminate the Severance Plan at any time in accordance with its terms, provided that during the Change in Control Period and during a specified period prior to a Change in Control, the Severance Plan may not be amended or terminated in any manner adverse to the interests of the participants.

The compensation that could be received by our NEOs in connection with various termination scenarios occurring on December 31, 2022 is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.” Information regarding the cash severance payment to which Mr. Blindenbach became entitled in connection with his July 2022 termination of employment is set forth below in the Summary Compensation Table.

Retirement Plans and Nonqualified Deferred Compensation Plan

In connection with the spin-off, we were required to adopt a qualified defined benefit retirement plan with terms materially consistent with the terms of Honeywell’s Retirement Earnings Plan (“Honeywell REP”). In October 2016, our Board adopted the AdvanSix Inc. Retirement Earnings Plan (“ASIX REP”). The only participants in the ASIX REP are those Company employees who were active participants in the Honeywell REP. Of our NEOs, only Ms. Kane, Mr. Preston and Mr. Gramm participate in the ASIX REP. Participants earn a benefit under a formula substantially identical to the formula which applied to the participant under the Honeywell REP, except that any benefit earned under the ASIX REP will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The material terms of the ASIX REP are explained below under “Pension Benefits - Fiscal Year 2022.”

We have also adopted a broad-based defined contribution plan, or 401(k) plan. The AdvanSix Inc. Savings Plan (“Savings Plan”) allows eligible employees to contribute a portion of their cash compensation on a tax-deferred basis to save for their future retirement needs. The Company matches 50% of the first 8% of contributions for employees covered by a collective bargaining agreement and matches 75% of the first 8% of the employee’s contribution election for all other employees. The Company may also provide an additional discretionary retirement savings contribution which is at the sole discretion of the Company. Matching contributions vest after three years of service.

The Company has also adopted the AdvanSix Inc. Deferred Compensation Plan (the "DCP"), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which designated eligible executives, including our NEOs, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable. The DCP also permits the Company to make contributions to the accounts of employee participants. Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. The material terms of the DCP are explained below under “Nonqualified Deferred Compensation - Fiscal Year 2022.”

Benefits and Perquisites

Our NEOs are eligible to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. Our NEOs participate in these programs on the same basis as the rest of AdvanSix’s salaried employees. We offer an annual executive health exam to each of our executive officers, including our NEOs. We also maintain excess liability coverage for senior management personnel, including our NEOs, as well as a relocation program providing for reimbursement of certain relocation expenses.

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Stock Ownership Guidelines

The C&LD Committee believes that our executives will more effectively pursue our stockholders’ long-term interests if they hold substantial amounts of our stock. Accordingly, our C&LD Committee has adopted minimum stock ownership guidelines for all executive officers.

Under these guidelines, our executive officers must hold shares of our Common Stock equal in value to the following multiples of their current base salary:

CEO	5x base salary
CFO	3x base salary
Other executive officers	1x base salary

Shares used in determining whether these guidelines are met include shares held personally or beneficially owned and RSUs subject to service-based vesting conditions. Unvested PSUs and stock options, whether vested or unvested, do not count towards an executive’s ownership. As of April 1, 2022, all of our executive officers have satisfied their stock ownership guidelines. Executives have five years from the date they become subject to the guidelines to meet the ownership requirement. Until an executive has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs and PSUs and upon the exercise of stock options.
Clawback Policy

We have a clawback policy which applies to executive officers and certain other key employees. In developing the policy, the C&LD Committee obtained the advice of its independent compensation consultant which advised that the policy is consistent with then market practice. The policy applies to incentive-based and equity-based compensation, the amount, payment and/or vesting of which was predicated upon achievement of financial results. The policy is triggered, at the discretion of the C&LD Committee, if there is a restatement of the financial results of the Company and the covered executives would have received a lower incentive payout had they been calculated on the restated financials. The C&LD Committee may seek to recover excess compensation, as it deems appropriate, following consideration of: the likelihood of success of recoupment versus the cost and effort involved, whether any fraud, gross negligence, illegal conduct or other misconduct materially contributed to the need for a restatement, whether recoupment may prejudice the Company’s interests, the time that has lapsed since the misconduct, and any pending legal proceedings related to the misconduct.

Hedging and Pledging

All employees and directors are prohibited from pledging AdvanSix securities or using AdvanSix securities to support margin debt.

Hedging by employees and directors is prohibited. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to offset any decrease in the market value of AdvanSix stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

Employees and directors are prohibited from engaging in short sales of AdvanSix securities. Selling or purchasing puts or calls or otherwise trading in or writing options on AdvanSix securities by employees and directors is also prohibited.

Risk Oversight Considerations

AdvanSix subscribes to a “pay-for-performance” philosophy. As such:

•A substantial portion of our NEOs’ target compensation is “at risk” with the value of one or more elements of compensation tied to the achievement of financial and other measures the Company considers important drivers of stockholder value.
•Long-term incentive compensation for our NEOs makes up a larger percentage of an employee’s target total direct compensation than short-term incentive compensation. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance and align the interests of employees with those of stockholders.
•The maximum payout for both the annual and long-term incentive compensation is generally capped at 200% of target. The C&LD Committee also has discretionary authority to reduce short-term incentive payments, including to zero.
•We use multiple performance metrics to avoid having compensation opportunities overly weighted toward the performance result of a single metric. In general, our incentive programs are based on a mix of financial, operational, and strategic goals.
•Base salaries are positioned to be consistent with executives’ responsibilities so as not to motivate excessive risk-taking to achieve financial security.

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•Our executive officers and directors are subject to stock ownership guidelines which help to promote longer term perspectives and align the interests of our executive officers and directors with those of our stockholders.
•Our C&LD Committee does not generally exercise discretion to accelerate equity vesting absent special circumstances.
•We prohibit our executives and directors from hedging or pledging AdvanSix securities.
Our C&LD Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term. Management and the C&LD Committee do not believe any of our compensation policies or practices create risks that are reasonably likely to have a material adverse impact on the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code restricts deductibility for federal income tax purposes of annual individual compensation paid to NEOs and former NEOs in excess of $1 million. The C&LD Committee reserves its discretion to approve nondeductible compensation where necessary to achieve our overall compensation objectives and to ensure that the Company make appropriate payments to its executive officers.

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COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The C&LD Committee reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the fiscal year ended December 31, 2022.

The Compensation and Leadership Development Committee

Todd D. Karran, Chair
Farha Aslam
Patrick S. Williams

2022 SUMMARY COMPENSATION TABLE

The following tables provide information concerning compensation paid to our NEOs for fiscal year 2022.

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Erin N. Kane, President and Chief Executive Officer	2022	$975,000	$2,493,152	$799,999	$980,100	$—	$71,338	$5,319,589
	2021	$919,231	$2,309,616	$749,981	$1,711,250	$—	$61,766	$5,751,844
	2020	$861,923	$1,980,022	$660,002	$825,300	$—	$58,328	$4,385,576
Michael Preston, Senior Vice President and Chief Financial Officer	2022	$486,539	$623,269	$199,993	$339,570	$—	$31,138	$1,680,508
	2021	$471,538	$615,888	$199,996	$615,125	$—	$24,012	$1,926,560
	2020	$468,808	$600,009	$200,004	$295,274	$—	$19,942	$1,584,037
Achilles B. Kintiroglou, Senior Vice President, General Counsel, Corporate Secretary	2022	$421,923	$428,499	$137,494	$255,420	$—	$18,275	$1,261,612
	2021	$390,385	$627,224	$106,254	$438,450	$—	$21,237	$1,583,550
	2020	$366,473	$318,767	$106,252	$206,325	$—	$22,726	$1,020,542
Kelly Slieter, Senior Vice President, Chief Human Resources Officer	2022	$360,385	$272,612	$87,492	$216,810	$—	$28,461	$965,760
	2021	$342,693	$257,946	$83,754	$382,950	$—	$27,175	$1,094,517
	2020	$—	$—	$—	$—	$—	$—	$—
Christopher Gramm, Vice President and Controller	2022	$310,000	$229,786	$73,749	$123,552	$—	$20,447	$757,534
	2021	$301,808	$227,124	$73,755	$236,208	$—	$20,067	$858,962
	2020	$305,827	$321,253	$73,754	$108,023	$—	$19,962	$828,819
Willem Blindenbach, Former Senior Vice President, Integrated Supply Chain	2022	$173,942	$272,612	$87,492	$—	$—	$1,163,138	$1,697,185
	2021	$332,692	$269,490	$87,507	$355,770	$—	$30,012	$1,075,472
	2020	$337,500	$262,522	$87,500	$178,815	$—	$17,775	$884,112

(1)Amounts in this column reflect base salary paid to our NEOs in 2022, 2021 and 2020. For Ms. Slieter, compensation amounts are reported only for 2022 and 2021, as 2021 was her first year serving as an NEO of the Company.
(2)Amounts in this column for 2022 reflect the RSU awards and the PSU awards granted to our NEOs under our 2022 long-term incentive award program. The aggregate grant date fair value of RSUs and PSUs was computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU was $39.15 per share, calculated using the high and low sales price of a share of our stock on the grant date. The grant date fair value of each PSU, taking into account the estimated probable outcome of the performance conditions, including using a Monte Carlo simulation model with reference to the grant date for the market-based condition (rTSR modifier) and using the closing price of a share of our stock on the grant date, was $41.43. A discussion of assumptions used in the valuation of RSU and PSU awards made in fiscal year 2022 may be found in Note 16 to the Notes to the Financial Statements in our 2022 Form 10-K.
The grant date fair value of RSU awards granted in 2022 is as follows: Ms. Kane, $799,991; Mr. Preston, $199,978; Mr. Kintiroglou, $137,495; Ms. Slieter, $87,461; Mr. Gramm $73,719; and Mr. Blindenbach, $87,461.
The grant date fair value of PSU awards granted in 2022 is reflected in the table at target as follows: Ms. Kane, $1,693,161; Mr. Preston, $423,290; Mr. Kintiroglou, $291,004; Ms. Slieter, $185,151; Mr. Gramm, $156,067; and Mr. Blindenbach, $185,151. The grant date fair value of the 2022 PSU awards assuming maximum performance achievement is as follows: Ms. Kane, $3,386,322; Mr. Preston, $846,581; Mr. Kintiroglou, $582,009; Ms. Slieter, $370,301; Mr. Gramm, $312,134; and Mr. Blindenbach, $370,301. Mr. Blindenbach forfeited his 2022 RSU and PSU awards upon his July 1, 2022 termination of employment.

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(3)Amounts in this column for 2022 reflect stock options granted to our named executive officers under our 2022 long-term incentive award program. Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant. These stock options were awarded with a Black-Scholes value of $14.01 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2022 may be found in Note 16 to the Notes to the Financial Statements in our 2022 Form 10-K. Mr. Blindenbach forfeited his option award upon his July 1, 2022 termination of employment.
(4)Amounts in this column for 2022 reflect payouts under our 2022 short-term incentive program. See above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2022 Compensation Decisions-Short-Term Incentive Awards” for additional information.
(5)Values in this column for 2022 represent the aggregate change in the present value of the accumulated benefit under the AdvanSix Retirement Earnings Plan ("ASIX REP") from December 31, 2021 to December 31, 2022 of each of our NEOs who participates in the ASIX REP, namely Ms. Kane, Mr. Preston, and Mr. Gramm (see the "Pension Benefits—Fiscal Year 2022" table of this proxy statement for additional information). The value of the overall benefit under the ASIX REP when expressed as an annuity has decreased as a result of interest rate decreases driven by economic conditions. Since the Honeywell qualified plan offset expressed as an annuity is fixed at the 2016 level, the net ASIX REP benefit was $0 at December 31, 2021 and December 31, 2022 for our NEOs who participate in the ASIX REP. Accordingly, the amount reported in the table is zero. There are no above-market earnings under our DCP.
(6)For 2022, All Other Compensation consists of the following items:

Item	Ms. Kane	Mr. Preston	Mr. Kintiroglou	Ms. Slieter	Mr. Blindenbach	Mr. Gramm
Matching Contributions 401K	$15,375	$18,300	$11,438	$15,375	$—	$17,934
Excess Liability Insurance	$1,838	$1,838	$1,838	$1,838	$1,838	$1,838
Matching Contributions DCP	$43,125	$—	$—	$6,248	$—	$675
Executive Health Exam	$11,000	$11,000	$5,000	$5,000	$—	$—
Severance Payment	$—	$—	$—	$—	$580,650	$—
Total	$71,338	$31,138	$18,275	$28,461	$582,488	$20,447

37	Proxy and Notice of Annual Meeting of Stockholders	2023

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2022

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Award	Grant	Date of	Threshold	Target	Maximum	Threshold	Target	Maximum
	Type (1)	Date	Action (2)	($)	($)	($)	(#)	(#)	(#)	(#)
Erin N. Kane	STI	2/28/2022	2/28/2022	495,000	990,000	1,980,000	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	20,434	40,868	81,736	-	-	-	-	$1,693,161
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	20,434	-	-	-	$799,991
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	57,102	$39.15	$40.06	$799,999
Michael Preston	STI	2/28/2022	2/28/2022	171,500	343,000	686,000	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	5,109	10,217	20,434	-	-	-	-	$423,290
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	5,108	-	-	-	$199,978
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	14,275	$39.15	$40.06	$199,993
Achilles B. Kintiroglou	STI	2/28/2022	2/28/2022	129,000	258,000	516,000	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	3,512	7,024	14,048	-	-	-	-	$291,004
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	3,512	-	-	-	$137,495
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	9,814	$39.15	$40.06	$137,494
Kelly Slieter	STI	2/28/2022	2/28/2022	109,500	219,000	438,000	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	2,235	4,469	8,938	-	-	-	-	$185,151
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	2,234	-	-	-	$87,461
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	6,245	$39.15	$40.06	$87,492
Christopher Gramm	STI	2/28/2022	2/28/2022	62,400	124,800	249,600	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	1,884	3,767	7,534	-	-	-	-	$156,067
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	1,883	-	-	-	$73,719
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	5,264	$39.15	$40.06	$73,749
Willem Blindenbach	STI	2/28/2022	2/28/2022	100,500	201,000	402,000	-	-	-	-	-	-	-	-
	PSU	2/28/2022	2/28/2022	-	-	-	2,235	4,469	8,938	-	-	-	-	$185,151
	RSU	2/28/2022	2/28/2022	-	-	-	-	-	-	2,234	-	-	-	$87,461
	NQSO	2/28/2022	2/28/2022	-	-	-	-	-	-	-	6,245	$39.15	$40.06	$87,492
(1)Award Type:
RSU = restricted stock unit subject to service-based vesting conditions
PSU = restricted stock unit subject to performance-based vesting conditions (grant date fair value presented at target)
NQSO = nonqualified stock option subject to service-based vesting conditions
STI = annual cash incentive award under our short-term incentive compensation program
(2)At a meeting held on February 28, 2022, the Committee took action to grant the 2022 long-term incentive awards effective on February 28, 2022.
(3)Represents our NEOs’ potential threshold, target and maximum award opportunities under our short-term cash incentive program for 2022 performance. The amount reported for threshold assumes achievement of threshold performance with respect to each of the metrics under the 2022 plan (Adjusted EBITDA, Free Cash Flow and Leadership Team Strategic Objectives). Amounts actually paid for 2022 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(4)Represents the potential threshold, target and maximum number of shares that our NEOs may earn with respect to 2022 PSU grants under our 2022 long-term incentive program for the performance period commencing January 1, 2022 and ending December 31, 2024. The amount reported for threshold assumes achievement of threshold performance with respect to each of the applicable performance metrics (Cumulative EPS and Average ROI). The number of shares earned pursuant to these awards, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics. The number of shares earned may potentially be increased or decreased by 10% depending on our rTSR performance under the performance modifier component of these awards, as described above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2022 Compensation Decisions - Long-Term Incentive Compensation.”
(5)Under the terms of our 2016 Stock Incentive Plan, the exercise price of our stock options is equal to the average of our high and low sale prices of our Common Stock on the date of grant.

38	Proxy and Notice of Annual Meeting of Stockholders	2023

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Erin N. Kane	2/28/2022	—	57,102	(2)	$39.15	2/28/2032	20,434	(3)	$776,901	40,868	(4)	$1,553,801
	2/24/2021	24,177	48,355	(2)	$29.21	2/24/3031	25,677	(3)	$976,240	102,706	(4)	$3,904,882
	2/26/2020	92,827	46,414	(2)	$14.29	2/26/2030	46,187	(3)	$1,756,030	184,746	(4)	$7,024,043
Michael Preston	2/28/2022	—	14,275	(2)	$39.15	2/28/2032	5,108	(3)	$194,206	10,217	(4)	$388,450
	2/24/2021	6,447	12,895	(2)	$29.21	2/24/3031	6,847	(3)	$260,323	27,388	(4)	$1,041,292
	2/26/2020	28,130	14,065	(2)	$14.29	2/26/2030	13,996	(3)	$532,128	55,984	(4)	$2,128,512
Achilles B. Kintiroglou	2/28/2022	—	9,814	(2)	$39.15	2/28/2032	3,512	(3)	$133,526	7,024	(4)	$267,052
	2/24/2021	3,425	22,416	(2)	$29.21	2/24/3031	3,638	(3)	$138,317	14,550	(4)	$553,191
	2/26/2020	14,944	7,472	(2)	$14.29	2/26/2030	7,436	(3)	$282,717	29,742	(4)	$1,130,791
Kelly Slieter	2/28/2022	—	6,245	(2)	$39.15	2/28/2032	2,234	(3)	$84,937	4,469	(4)	$169,911
	2/24/2021	2,700	5,400		$29.21	2/24/3031	2,868	(3)	$109,041	11,470	(4)	$436,089
	6/24/2020	—	—				8,977		$341,306	—		$—
Christopher Gramm	2/28/2022	—	5,264		$39.15	2/28/2032	1,883	(3)	$71,592	3,767	(4)	$143,221
	2/24/2021	2,377	4,756		$29.21	2/24/3031	2,525	(3)	$96,001	10,100	(4)	$384,002
	2/26/2020	10,373	5,187		$14.29	2/26/2030	12,159	(3)	$462,285	20,644	(4)	$784,885
(1)Calculated using the closing market price of our Common Stock on December 31, 2022 ($38.02).
(2)Options scheduled to vest in three equal annual installments on the first three anniversaries of the grant date.
(3)RSUs scheduled to vest on the third anniversary of the grant date, except for the following: 10,271 RSUs granted to Mr. Kintiroglou on February 24, 2021 and 26,930 RSUs granted to Ms. Slieter on June 21, 2020 which vest in three equal installments on the first three anniversaries of the grant date.
(4)PSUs scheduled to vest following the conclusion of a three-year performance period based on actual performance achievement measured against the pre-established performance metrics. The performance period for the 2020 PSU awards ended on December 31, 2022 and for the 2021 and 2022 PSU awards will end on December 31, 2023 and December 31, 2024, respectively. In February 2022, the Committee determined that the 2020 PSU awards achieved 200% performance. Accordingly, the amount reported here for the 2020 PSU awards represents the number of shares using the 200% performance factor. For the 2021 and 2022 PSU awards, represents the maximum and target number of shares, respectively.

39	Proxy and Notice of Annual Meeting of Stockholders	2023

EQUITY COMPENSATION PLAN INFORMATION TABLE

As of December 31, 2022, information about our equity compensation plans is as follows:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c)
Equity compensation plan approved by security holders	3,685,304	$27.97	2,709,291
Equity compensation plans not approved by security holders	—	—	—
Total	3,685,304	$27.97	2,709,291

(1)Equity compensation plan approved by stockholders in column (a) of the table includes the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated. RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Common Stock to be issued to certain participants upon vesting will be lower than what is reflected on the table because shares are withheld to meet employee tax withholding requirements that arise upon vesting. PSUs included in column (a) of the table represent PSUs assuming achievement of target performance with respect to each of the applicable performance metrics (Average ROI and Cumulative EPS). The number of shares earned pursuant to PSUs, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics and the rTSR modifier and such number may be higher or lower than target depending on such performance. Additionally, actual shares of Common Stock to be issued to certain participants upon vesting of PSUs will be lower than earned because shares are withheld to meet employee tax withholding requirements that arise upon vesting.

(2)Column (b) relates to outstanding stock options and does not include any exercise price for RSUs or PSUs because they are settled for shares of Common Stock on a one-for-one basis without payment of any exercise price.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2022

The following table provides additional information about the value realized by our NEOs upon exercises of option awards and vesting of stock awards during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Erin N. Kane	—	—	57,511	$2,251,608
Michael Preston	—	—	17,171	$672,289
Achilles B. Kintiroglou	—	—	5,103	$185,656
Kelly Slieter	—	—	9,047	$299,197
Willem Blindenbach	15,127	$338,358	—	$—
Christopher Gramm	5,186	$166,272	6,182	$242,035

PENSION BENEFITS—FISCAL YEAR 2022

The following table provides summary information about the pension benefits that have been earned by our NEOs under the AdvanSix Retirement Earnings Plan (the “ASIX REP”). The ASIX REP is a tax-qualified defined benefit pension plan in which a significant portion of AdvanSix U.S. employees participate and which, as a broad-based pension plan, is subject to tax requirements that impose dollar limitations on the benefits that can be provided.

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Erin N. Kane	ASIX REP	20.1	$0
Michael Preston	ASIX REP	21.3	$0
Christopher Gramm	ASIX REP	26.0	$0

See Note 10 “Postretirement Benefit Obligations” to our consolidated financial statements in our 2022 Form 10-K for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

40	Proxy and Notice of Annual Meeting of Stockholders	2023

ASIX REP—Summary

The ASIX REP is a tax-qualified pension plan. Participation is limited to those employees who were active participants in the Honeywell REP and became AdvanSix employees as of the date of the spin. Ms. Kane, Mr. Preston and Mr. Gramm are our only NEOs who participate in the ASIX REP.

The ASIX REP complies with tax requirements applicable to broad-based ERISA pension plans, which impose dollar limits on the amount of benefits that can be provided as well as dollar limits on the amount of compensation which can be recognized. As a result, the pensions that can be paid under the ASIX REP for higher-paid employees represent a smaller fraction of current income than can be paid to less highly paid employees.

Participants in the ASIX REP earn a benefit under a formula substantially identical to the formula which applied to the participant under the Honeywell REP, except that any benefit earned under our Retirement Plan will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The ASIX REP has multiple formulas within it which are used to determine participants’ plan benefits. The pension benefits of Ms. Kane, Mr. Preston and Mr. Gramm are determined under the following formula: 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces the highest average) multiplied by years of credited service (“RE formula”). The resulting amount represents the lump sum payable at termination. Compensation for purposes of the RE formula includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The RE formula includes annual compensation in the year in which it was paid. The amount of compensation that may be used in calculating the RE formula is limited by tax rules. Participants in the RE formula vested after three years of service with Honeywell and participants continue to earn vesting service through employment at AdvanSix. Ms. Kane, Mr. Preston and Mr. Gramm are vested in the ASIX REP (RE formula) based on their prior Honeywell service. There is no early retirement subsidy. Payment of the balance in the ASIX REP (RE formula) is made at termination in either a lump sum or in monthly annuities depending on participant election. The overall benefit continues to increase due to additional service and higher compensation limits; however, due to decreases in interest rates since 2016, the value of the overall benefit when expressed as an annuity has decreased. Since the Honeywell qualified plan offset expressed as an annuity is fixed at the 2016 level, the net ASIX REP benefit is $0 at December 31, 2022 for those in the RE formula.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2022

The AdvanSix Inc. Deferred Compensation Plan (“DCP”), adopted effective January 1, 2018, is a nonqualified deferred compensation plan under which designated eligible executive officers, including our named executive officers, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable.

Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds (in any combination of the funds offered as investment options under the DCP) in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The DCP includes a Company stock unit fund which is only available to non-employee director participants.

The DCP also permits the Company to make contributions to the accounts of employee participants. For 2022, Company contributions represent makeup plan contributions under the DCP. These makeup contributions are calculated as follows: (i) the maximum Company contribution that would have been provided under our tax-qualified Savings Plan if the deferrals made under the DCP had been made under the Savings Plan (disregarding the compensation limit determined under the Code that applies under the Savings Plan), minus (ii) the amount of Company contributions actually credited to the employee participant under the Savings Plan for the applicable year and not thereafter forfeited.

The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested, and the participant may change his or her choice of funds at any time. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. Upon a participant's death or a change in control, unvested amounts vest in full. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any amounts held in their DCP accounts.

Under the DCP, each participant’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the participant’s elections, the terms of the DCP and subject to Section 409A of the Code. Participants may receive a distribution earlier than initially elected in the event of a financial hardship. Participants may also elect to receive distributions of their accounts in a lump sum upon a change in control. Distributions to employee participants will be made solely in cash.

The Board may amend or terminate the DCP at any time in accordance with the terms of the DCP. The deferred compensation obligations under the DCP are unsecured general obligations of the Company to pay the deferred compensation of participants in the DCP. The deferred compensation obligations under the DCP will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

41	Proxy and Notice of Annual Meeting of Stockholders	2023

The following table reflects contributions under the DCP made by our NEOs and AdvanSix for the fiscal year ended December 31, 2022, earnings (the net of the gains and losses on funds, as applicable), distributions, and the ending balance as of December 31, 2022.

Named Executive Officer	Executive Contributions for 2022	Registrant Contributions for 2022 (1)	Aggregate Earnings/(Losses) in 2022	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/22 (2)
Erin N. Kane	$97,500	$43,125	$(175,324)	$—	$954,035
Michael Preston	$—	$—	$(83,635)	$(290,470)	$858,337
Achilles B. Kintiroglou	$—	$—	$—	$—	$—
Kelly Slieter	$18,019	$6,248	$(4,127)	$—	$31,983
Christopher Gramm	$6,203	$675	$(14,418)	$—	$185,993
Willem Blindenbach	$—	$—	$—	$—	$—

(1)Amounts reflect Company matching contributions earned for 2022 and credited in 2023. Company matching contributions apply to salary deferrals.
(2)Salary and annual incentive compensation deferred under the DCP, as well as registrant contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned. This amount does not include the following Company contributions earned in 2022 but paid in 2023, which are reported in the "Registrant Contributions for 2022" column: Ms. Kane, $43,125, Ms. Slieter, $6,248 and Mr. Gramm, $675.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes estimated payments and benefits to which our NEOs would be entitled upon the hypothetical occurrence of various termination scenarios or a change in control. Mr. Blindenbach is not included in the table because his employment with the Company terminated effective July 1, 2022. See the “All Other Compensation” column and related footnote in the 2022 Summary Compensation Table for information regarding the lump sum cash severance payment to which Mr. Blindenbach became entitled in connection with his termination of employment. The information in the table below is based on the assumption, in each case, that the termination of employment occurred on December 31, 2022. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table.

42	Proxy and Notice of Annual Meeting of Stockholders	2023

43	Proxy and Notice of Annual Meeting of Stockholders	2023

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause or by the NEO for Good Reason		Death		Disability		Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company, Without Cause, or by NEO for Good Reason within 24 months after Change in Control
Cash Severance (Base Salary + Bonus)	Erin N. Kane	$3,960,000	(1)	$—		$—		$—	$5,940,000	(1)
	Michael Preston	$833,000	(1)	$—		$—		$—	$1,666,000	(1)
	Achilles B. Kintiroglou	$688,000	(1)	$—		$—		$—	$1,376,000	(1)
	Kelly Slieter	$584,000	(1)	$—		$—		$—	$1,168,000	(1)
	Christopher Gramm	$436,800	(1)						$873,600	(1)
Short-Term Incentive Compensation (Year of Termination)	Erin N. Kane	$—		$980,100	(2)	$980,100	(2)	$—	$990,000	(2)
	Michael Preston	$—		$339,570	(2)	$339,570	(2)	$—	$343,000	(2)
	Achilles B. Kintiroglou	$—		$255,420	(2)	$255,420	(2)	$—	$258,000	(2)
	Kelly Slieter	$—		$216,810	(2)	$216,810	(2)	$—	$219,000	(2)
	Christopher Gramm			$123,552	(2)	$123,552	(2)		$124,800	(2)
COBRA Payment	Erin N. Kane	$—		$—		$—		$—	$—	(3)
	Michael Preston	$—		$—		$—		$—	$37,626	(3)
	Achilles B. Kintiroglou	$—		$—		$—		$—	$37,626	(3)
	Kelly Slieter	$—		$—		$—		$—	$37,626	(3)
	Christopher Gramm								$37,626
Outstanding Equity Awards	Erin N. Kane	$—		$19,428,524	(4)	$19,428,524	(4)	$—	$21,766,019	(4)
	Michael Preston	$—		$5,506,589	(4)	$5,506,589	(4)	$—	$6,112,653	(4)
	Achilles B. Kintiroglou	$—		$3,652,632	(4)	$3,652,632	(4)	$—	$4,015,064	(4)
	Kelly Slieter	$—		$1,325,390	(4)	$1,325,390	(4)	$—	$1,584,027	(4)
	Christopher Gramm			$2,296,674	(4)	$2,296,674	(4)		$2,520,156	(4)
Benefits and Perquisites	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Kelly Slieter	$—		$—		$—		$—	$—
	Christopher Gramm
All Other— Payments/Benefits	Erin N. Kane	$—		$—		$—		$—	$—
	Michael Preston	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Kelly Slieter	$—		$—		$—		$—	$—
	Christopher Gramm
Total	Erin N. Kane	$3,960,000		$20,408,624		$20,408,624		$—	$28,696,019
	Michael Preston	$833,000		$5,846,159		$5,846,159		$—	$8,159,278
	Achilles B. Kintiroglou	$688,000		$3,908,052		$3,908,052		$—	$5,686,690
	Kelly Slieter	$584,000		$1,542,200		$1,542,200		$—	$3,008,653
	Christopher Gramm	$436,800		$2,420,226		$2,420,226		$—	$3,556,181
(1)Amounts represent each NEO’s lump sum cash severance payment under the AdvanSix Inc. Executive Severance Pay Plan. See above under the Compensation Discussion and Analysis under “Other AdvanSix Compensation & Benefit Programs - Severance Benefits” for a description of the terms of the Executive Severance Pay Plan. Mr. Blindenbach terminated employment with the Company on July 1, 2022, at which time he became entitled to severance benefits under the Executive Severance Pay Plan, the terms of which are described above under “Other AdvanSix Compensation & Benefit Programs - Severance Benefits.”
(2)Under the terms of the AdvanSix Inc. Short-Term Incentive Plan, a participant must be employed on the payout date to receive his or her payout subject to certain exceptions. If a participant dies or becomes disabled during the annual performance period, he or she will receive a prorated award based on actual performance achievement. If a participant’s employment is involuntarily terminated other than for cause within 24 months after a change in control, he or she will receive a prorated target award.
(3)Amounts represent each NEO’s entitlement under the AdvanSix Inc. Executive Severance Pay Plan to a lump sum cash payment representing the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for the specified severance period.
(4)Amounts represent the value associated with accelerated vesting of the unvested AdvanSix PSU, RSU and stock option awards. The values are based on the closing market price per share of our Common Stock ($38.02) on December 31, 2022. Upon death or disability, unvested RSUs and stock options vest in full. Unvested PSUs vest on a prorated basis, with such proration based on the portion of the performance period during which the grantee was employed prior to termination due death or disability, with the number of shares earned based upon actual performance achievement during the three-year performance period. Any earned PSUs are paid following the end of the performance period at the same time they are paid to grantees generally. The amount reported in these columns for PSUs reflects the actual number of shares earned under the 2020 PSU awards, 2/3 of the 2021 PSU awards at maximum and 1/3 of the 2022 PSU awards at target.
Upon a change in control, unvested PSUs, RSUs, and stock options remain outstanding and do not vest unless they are not assumed or substituted for by the acquirer as determined in accordance with the terms of our stock incentive plan. Upon a termination without cause or for good reason within 24 months after the occurrence of a change in control, unvested RSUs and stock options vest in full. Unvested PSUs vest at the greater of target or the actual number of shares earned based on performance achievement as determined by the C&LD Committee. For purposes of this table, the amount reported in this column for PSUs reflects the 2020 PSU awards at actual, and the 2021 and 2022 PSU awards at maximum and target.

44	Proxy and Notice of Annual Meeting of Stockholders	2023

2022 PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of our CEO.

We believe this pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified the median employee for 2022 based on our population as of December 31, 2022. In 2022, this employee’s annual total compensation was $103,778 and the annual total compensation of our CEO was $5,319,589. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for 2022 was 51 to 1.

To identify the median employee, we used the following methodology:

•We determined that, as of December 31, 2022, our employee population, including our full-time, part-time, and temporary employees, consisted of 1,704 individuals (excluding the CEO), who were actively employed during the 2022 calendar year, with 1,699 of these individuals located in the U.S. and 5 individuals located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded 5 employees located in Brazil, Italy and South Korea from the employee population, constituting all of our non-U.S. employees. For purposes of determining our pay ratio, our designated employee population included a total of 1,699 U.S. employees and no non-U.S. employees.
•To identify the median employee, we used actual cash compensation (base salary, incentive awards, and overtime) paid to each employee for the period from January 1, 2022 through December 31, 2022 as our consistently applied compensation measure. For employees who were hired or terminated in calendar year 2022 but did not work for the Company for the entire year, compensation was annualized for the full year. Compensation for part-time employees hired during the year was annualized but not converted into a full-time equivalent.

The median employee’s total compensation for 2022 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the Summary Compensation Table of this proxy statement.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. CAP is calculated pursuant to SEC rules, which require various adjustments be made to amounts that have been previously reported in the Summary Compensation Table in previous years; the dollar amounts do not reflect the actual amount of compensation earned or received by our CEO or other NEOs during the applicable year. Please refer to “Executive Compensation – Compensation Discussion and Analysis” for a complete description of how executive compensation relates to Company performance and how the C&LD Committee makes its decisions.

					Year-end value of $100 invested on 12/31/2019 in:
	Summary Compensation Table Total for Erin N. Kane(1)	Compensation Actually Paid to Erin N Kane(2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (1),(2)	ASIX(3)	S&P SmallCap 600 Materials Sector(3)	Net Income (in Millions)	Adjusted EBITDA (in Millions)(4)
Year	$	$	$	$	$	$	$	$
2022	5,319,589	1,391,954	1,156,388	(43,013)	193.52	136.42	171.9	308.5
2021	5,751,844	23,015,799	1,419,859	4,154,084	237.34	145.27	139.8	267.0
2020	4,385,575	4,500,261	1,079,378	1,225,774	100.15	122.68	46.1	128.6

45	Proxy and Notice of Annual Meeting of Stockholders	2023

1) Erin N. Kane has served as our CEO since October 1, 2016. The information presented for Non-CEO NEOs reflects the average Summary Compensation Table total compensation and average CAP for the following executives by year:

2022: Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Christopher Gramm, Willem Blindenbach
2021: Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Willem Blindenbach
2020: Michael Preston, Achilles B. Kintiroglou, Christopher Gramm, Willem Blindenbach

2) Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate CAP include:

	2022		2021		2020
	Erin N. Kane	Average Non-CEO NEOs	Erin N. Kane	Average Non-CEO NEOs	Erin N. Kane	Average Non-CEO NEOs
	$	$	$	$	$	$
Total Compensation from Summary Compensation Table	5,319,589	1,156,388	5,751,844	1,419,859	4,385,575	1,079,378
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(3,293,151)	(482,600)	(3,059,597)	(561,849)	(2,640,024)	(492,515)
Year-end fair value of unvested awards granted in the current year	3,303,960	411,927	6,897,757	1,219,584	4,173,325	774,015
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(2,880,654)	(375,948)	12,870,535	1,951,013	(768,929)	(60,664)
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(1,057,791)	(154,752)	555,259	125,477	(649,686)	(74,440)
Forfeitures during current year equal to prior year-end fair value	—	(598,028)	—	—	—	—
Dividends or dividend equivalents not otherwise included in total	—	—	—	—	—	—
Total Adjustments for Equity Awards	(3,927,636)	(1,199,401)	17,263,955	2,734,225	114,686	146,396
Compensation Actually Paid (as calculated)	1,391,954	(43,013)	23,015,799	4,154,084	4,500,261	1,225,774

3) TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the S&P SmallCap Materials Sector.

4) Adjusted earnings before interest, taxes, depreciation, and amortization; please see Appendix A for a reconciliation of Net Income to Adjusted EBITDA.

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2022 to our performance were:

•Adjusted EBITDA
•Diluted EPS
•Free Cash Flow
•ROI

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

a.the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
b.the Company’s Net Income; and
c.the Company Selected Measure, which for AdvanSix is Adjusted EBITDA.

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47	Proxy and Notice of Annual Meeting of Stockholders	2023

48	Proxy and Notice of Annual Meeting of Stockholders	2023

AUDIT COMMITTEE REPORT

The Audit Committee consists of the four directors named below. Each current and former member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that each of Mr. Sansone, Ms. Aslam and Ms. Spurlin is an “audit committee financial expert” as defined by applicable SEC rules and that Ms. Aslam, Ms. Spurlin, Mr. Hughes and Mr. Sansone satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for AdvanSix’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to AdvanSix’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed AdvanSix’s consolidated financial statements for the fiscal year ended December 31, 2022 with management and the independent accountants for 2022, PricewaterhouseCoopers LLP (“PwC”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PwC matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also reviewed, and discussed with management and PwC, management’s report and PwC's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

AdvanSix’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as detailed in the table below in Proposal No. 2, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.

The Audit Committee
Daniel F. Sansone (Chair)
Farha Aslam
Darrell K. Hughes
Sharon S. Spurlin

49	Proxy and Notice of Annual Meeting of Stockholders	2023

OTHER PROPOSALS

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants for AdvanSix to audit its consolidated financial statements for 2023 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. The Audit Committee will consider the outcome of this vote but is not bound by the vote. If stockholders do not ratify this appointment, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

The Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by PwC. Under its pre-approval policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by PwC.

The Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Audit Committee’s next regularly scheduled meeting.

For 2022, all of the audit, audit-related, tax and all other fees listed in the table below were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. AdvanSix has been advised by PwC that it will have a representative present at the virtual Annual Meeting of Stockholders who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee and the Board of Directors believe that the appointment of PricewaterhouseCoopers LLP for 2023 is in the best interests of AdvanSix and our stockholders.

Audit Fees and Non-Audit Fees for 2022 and 2021

The following table presents the fees for audit and other services provided by PwC for 2022 and 2021.

	2022	2021
Audit Fees	$2,000,500	$1,745,000	Annual review and audit of the Company’s consolidated financial statements, audits of subsidiaries, consents, and review of documents filed with the SEC.
Audit-Related Fees	$—	$—	Services that are reasonably related to the performance of the audit or review of the Company's financial statements.
Tax Fees	$130,000	$30,000	Tax fees related primarily to tax compliance and advice.
All Other Fees	$5,400	$6,300	Non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials.
Total Fees	$2,135,900	$1,781,300

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2023.

50	Proxy and Notice of Annual Meeting of Stockholders	2023

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

AdvanSix seeks a non-binding advisory vote from its stockholders to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 24 to learn more about our executive compensation programs and policies.

Our Board and the C&LD Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Further, our 2022 compensation decisions and executive compensation programs align the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our NEOs.

Our Board and the C&LD Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board or the C&LD Committee. However, the Board and C&LD Committee will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

Our Board has determined to hold an advisory vote on executive compensation on an annual basis in accordance with the preference expressed by our stockholders at the 2017 Annual Meeting of Stockholders. Our stockholders once again have the opportunity to express their preference on the frequency of future advisory votes on executive compensation at the Annual Meeting, and the Board has recommended that stockholders vote to continue holding an annual advisory vote on executive compensation. We expect to conduct the next advisory vote at our 2024 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of our executive compensation as described in this proxy statement.

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PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing stockholders with an advisory vote on how frequently we should seek an advisory vote on the compensation of our NEOs. Accordingly, we are asking stockholders to vote on whether future advisory votes on Named Executive Officer compensation should occur every year, every two years or every three years.

After careful consideration of this proposal, the Board of Directors recommends that future advisory votes on NEO compensation occur annually. The Board believes that an annual advisory vote on executive compensation is consistent with having a regular dialogue with our stockholders on corporate governance matters, including executive compensation philosophy, policies and practices. We will continue to emphasize the focus of the Company’s executive compensation program on driving long-term, sustainable, profitable growth and the design of the different program elements to act in an integrated manner so that it may properly be taken into account by stockholders in casting their advisory vote on executive compensation.

Stockholders will be able to specify one of four choices for this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and adoption of material changes to compensation programs.

The Board of Directors unanimously recommends a vote FOR “1 YEAR” on the frequency of future advisory votes on executive compensation.

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VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Stockholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how stockholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Stockholders of Record

If your shares are registered directly in your name with AdvanSix’s transfer agent, EQ Shareowner Services, you are considered the stockholder of record of those shares. Stockholders of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Daylight Time on June 14, 2023. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares.

NYSE rules prohibit brokers from voting on Proposal Nos. 1, 3 and 4 without receiving instructions from the beneficial owner of the shares. If the voting instructions are not received with respect to these “non-routine” proposals, this is referred to as a “broker non-vote.” In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on those proposals and will have no effect on the vote. Since brokers may not vote your shares on the proposals relating to election of directors, the advisory vote to approve executive compensation, or the advisory vote on the frequency of future advisory votes to approve executive compensation, in the absence of your specific instructions as to how to vote, your shares would not be voted. We therefore encourage you to provide instructions to your broker regarding the voting of your shares.

Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on June 14, 2023. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a stockholder of record, unless otherwise noted, you may later revoke your proxy by:

•sending a written statement to that effect to the Corporate Secretary of AdvanSix;
•submitting a properly signed proxy with a later date;
•voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record; or
•voting at the virtual Annual Meeting of Stockholders.

53	Proxy and Notice of Annual Meeting of Stockholders	2023

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions. Please contact your bank, broker, trustee or nominee with any questions regarding changing your voting instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present at the Annual Meeting or represented by proxy. Abstentions and broker non-votes are counted for purposes of establishing a quorum but are not considered votes cast.

Regarding Proposal No. 1, AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented at or by proxy at the Annual Meeting of Stockholders, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent director nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chair of the Board following the certification of the stockholder vote. This resignation will be promptly considered through a process managed by the Nominating and Governance Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of the votes cast by stockholders who are present or represented and entitled to vote on each of Proposal Nos. 2, 3 and 4 is required for approval of these proposals.

OTHER BUSINESS

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. Under this policy, the inspectors of election at any stockholder meeting will be independent parties unaffiliated with AdvanSix.

RESULTS OF THE VOTE

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting of Stockholders, which will be available on our website, www.AdvanSix.com.

SHARES OUTSTANDING

At the close of business on the record date, April 21, 2023, there were 27,579,518 shares of Common Stock outstanding. Each share outstanding as of the April 21, 2023 record date is entitled to one vote at the Annual Meeting of Stockholders on each matter properly brought before the meeting.

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Stockholders may enroll to receive proxy materials electronically as follows:

Stockholders of Record: If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

54	Proxy and Notice of Annual Meeting of Stockholders	2023

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING
This year’s Annual Meeting will be a completely virtual meeting conducted via live audio webcast. There will not be a physical location for the meeting, and you will not be able to attend in person. Attendance at the Annual Meeting is limited to our stockholders of record or their legal proxy holders.

Our virtual meeting format has been designed to provide stockholders with substantially the same rights and opportunities to participate that they would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/ASIX2023 and enter your 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. If you hold your shares in a broker or bank or other account and cannot locate your control number, you must contact the broker, bank or other institution where you have your account to obtain your 16-digit control number.

You may begin to login to the meeting platform beginning at 8:45 a.m. Eastern Time on Thursday, June 15, 2023. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong WiFi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to login and ensure you can hear the streaming audio before the meeting starts. Copies of the rules of conduct and a list of our stockholders of record will be posted on the meeting website.

Stockholders in attendance at the meeting are encouraged to submit questions during the meeting at www.virtualshareholdermeeting.com/ASIX2023. If you attend the meeting and wish to submit a question, you may enter a question in the “Ask a Question” field at the virtual meeting website and click “submit.” We will answer questions relevant to AdvanSix and meeting matters that comply with the rules of conduct, subject to time constraints. We reserve the right to exclude questions that are not pertinent to AdvanSix or meeting matters or are not otherwise in accordance with the rules of conduct. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. If we are unable to address any questions that are relevant to AdvanSix and meeting matters due to time constraints, our responses to those questions will be made available on our website at www.AdvanSix.com under the heading "Investors" promptly following the meeting and will remain available for approximately 30 days following the meeting.

A replay of the meeting, including the Q&A portion of the meeting, will be made available on our website at the same location following the meeting and will remain available for approximately 30 days following the meeting.

If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting login page. Technical support will be available starting at 8:45 a.m. Eastern Time and until the meeting has finished.

OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in AdvanSix’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 30, 2023. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the 2024 Annual Meeting of Stockholders pursuant to the procedures contemplated in AdvanSix’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in AdvanSix’s By-laws, AdvanSix must receive notice of such proposal not earlier than February 16, 2024 and not later than March 17, 2024. Otherwise the proposal will be considered untimely under AdvanSix’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the stockholder and the number of shares of AdvanSix Common Stock the stockholder beneficially owns, and any material interest of the stockholder in such business, all as provided in AdvanSix’s By-laws. If this information is not supplied as provided in AdvanSix’s By-laws, the proposal will not be considered at the 2024 Annual Meeting of Stockholders. In addition, AdvanSix’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2024.

Any stockholder that wishes to submit a stockholder proposal should send it to the Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

55	Proxy and Notice of Annual Meeting of Stockholders	2023

DIRECTOR NOMINATIONS

Proxy Access Nominations

AdvanSix’s By-laws allow a single stockholder or a group of up to 20 stockholders who have held at least 3% of AdvanSix stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in AdvanSix’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in AdvanSix’s By-laws. Notice must be received by the Corporate Secretary of AdvanSix at the address above not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2024 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than January 17, 2024 and not later than February 16, 2024. AdvanSix has not received any nominations under our proxy access by-law in connection with the 2023 Annual Meeting of Stockholders.

Non-Proxy Access Nominations

AdvanSix’s By-laws state that any stockholder of record entitled to vote at the Annual Meeting of Stockholders who intends to make a nomination for director must notify the Corporate Secretary of AdvanSix in writing not more than 120 days and not less than 90 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2024 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than February 16, 2024 and not later than March 17, 2024. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of AdvanSix at the address above.

EXPENSES OF SOLICITATION

AdvanSix pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by AdvanSix officers and employees by telephone or other means of communication. AdvanSix pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson LLC has been retained to assist in the solicitation of proxies for the 2023 Annual Meeting of Stockholders at a fee of approximately $10,500 plus associated costs and expenses.

By Order of the Board of Directors,

Achilles B. Kintiroglou Senior Vice President, General Counsel and Corporate Secretary
April 28, 2023

A-56

APPENDIX A
Non-GAAP Measures and Forward-Looking Statements
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended December 31,
	2022	2021
Net cash provided by operating activities	$273,601	$218,849
Expenditures for property, plant and equipment	(89,449)	(56,811)
Free cash flow (1)	$184,152	$162,038

1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to Adjusted EBITDA

	Twelve Months Ended December 31,
	2022	2021
Net income	$171,886	$139,791
Non-cash stock-based compensation	10,279	11,299
Non-cash amortization from acquisitions	1,815	239
Non-recurring M&A costs	277	172
Benefit from income taxes relating to reconciling items	(1,996)	(1,798)
Adjusted Net Income (non-GAAP)	182,261	149,703
Interest expense, net	2,781	5,023
Income tax expense - adjusted	55,901	47,123
Depreciation and amortization - adjusted	67,538	65,101
Adjusted EBITDA (non-GAAP)	308,481	266,950

Sales	$1,945,640	$1,684,625

Adjusted EBITDA Margin (2) (non-GAAP)	15.9%	15.8%

(2) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Sales

The Company believes the non-GAAP financial measures presented in this proxy statement provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures. These non-GAAP measures may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

A-1

Forward-Looking Statements

This proxy statement contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the potential effects of inflationary pressures, labor market shortages and supply chain issues; instability or volatility in financial markets or other unfavorable economic or business conditions caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine; the scope, shape and pace of recovery of the pandemic including the impact of social and economic restrictions and other containment measures taken to combat virus transmission; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost, or at all, due to economic conditions or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters, pandemics and geopolitical conflicts and related events; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as updated in subsequent reports filed with the SEC.

ADVANSIX INC. 300 KIMBALL DRIVE, SUITE 101 PARSIPPANY, NJ 07054	SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ASIX2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANSIX INC.

The Board of Directors recommends you vote “FOR” each of the nominees:

1.	Election of Directors.		For	Against	Abstain
	Nominees:					The Board of Directors recommends you vote “FOR” proposals 2 and 3:		For	Against	Abstain
	1a.	Erin N. Kane	ú	ú	ú	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2023.	ú	ú	ú
	1b.	Farha Aslam	ú	ú	ú
	1c.	Darrell K. Hughes	ú	ú	ú
	1d.	Todd D. Karran	ú	ú	ú
	1e.	Gena C. Lovett	ú	ú	ú	3.	An advisory vote to approve executive compensation.	ú	ú	ú
	1f.	Daniel F. Sansone	ú	ú	ú
	1g.	Sharon S. Spurlin	ú	ú	ú	The Board of Directors recommends you vote “1 Year” for proposal 4:		1 Year	2 Years	3 Years	Abstain
	1h.	Patrick S. Williams	ú	ú	ú	4.	An advisory vote on the frequency of future advisory votes to approve executive compensation.	ú	ú	ú	ú

NOTE: This proxy confers discretionary authority on the proxies to vote with respect to the election of any substitute nominee where one or more nominees are unable to serve or for good cause will not serve, and with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2023 Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

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E99127-P35798

ADVANSIX INC.
Annual Meeting of Stockholders
June 15, 2023 9:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Erin N. Kane, Michael Preston and Achilles B. Kintiroglou as proxies (each with the power to act alone and with full power of substitution) to vote, as designated on the reverse side, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of AdvanSix Inc. to be held on June 15, 2023, virtually at www.virtualshareholdermeeting.com/ASIX2023 and at any and all adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side